SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MicroAge, Inc.
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction  computed pursuant to
   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

    ----------------------------------------------------------------------------

    2) Form, Schedule or Registration No.

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    3) Filing party:

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    4) Date filed:

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
                                MICROAGE(R), INC.
                           2400 SOUTH MICROAGE WAY
                          TEMPE, ARIZONA 85282-1896

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 2, 1997

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MicroAge, Inc., a Delaware corporation (the "Company"), will be held at the Company Sales Center, 3015 South Priest Drive, Tempe, Arizona 85282, on Wednesday, April 2, 1997, at 4:00 p.m., Arizona time, for the following purposes:

      1. to elect two Class II Directors to serve until the 2000 Annual Meeting of Stockholders or until their successors are elected and qualified; and

      2. to transact such other business as may properly come before the meeting.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company's Audited Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations are included in Appendix A to the Proxy Statement.

   Only stockholders of record at the close of business on February 7, 1997 are entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder, for any purposes germane to the meeting, at the offices of the Company, at 2400 South MicroAge Way, Tempe, Arizona 85282-1896, during normal business hours commencing March 21, 1997.

                            YOUR VOTE IS IMPORTANT!

                                      By order of the Board of Directors,

                                      /s/ ALAN P. HALD
                                      ALAN P. HALD
                                      Secretary

Tempe, Arizona
February 20, 1997

                                TABLE OF CONTENTS


PROXY STATEMENT ...........................................................    1
  ELECTION OF DIRECTORS ...................................................    1
     NOMINEES .............................................................    2
     DIRECTORS CONTINUING IN OFFICE .......................................    2
  SECURITY OWNERSHIP OF MANAGEMENT AT JANUARY 15, 1997 ....................    3
  OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS ......................    4
  PRINCIPAL STOCKHOLDERS ..................................................    5
  EXECUTIVE COMPENSATION ..................................................    6
     SUMMARY COMPENSATION TABLE ...........................................    6
     OPTION/SAR GRANTS IN LAST FISCAL YEAR ................................    8
     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
      YEAR-END OPTION/SAR VALUES ..........................................    9
     REPORT OF THE COMPENSATION COMMITTEE ON REPRICING ....................    9
     TEN-YEAR OPTION/SAR REPRICING ........................................   10
     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PENSION BENEFITS ..............   10
     EMPLOYMENT CONTRACTS AND RELATED MATTERS .............................   11
     REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION .......   12
      STOCK PERFORMANCE GRAPH .............................................   14
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ..........................   15
  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE .................   15
     REQUIREMENTS
  AUDITORS ................................................................   15
  STOCKHOLDER NOMINATIONS AND PROPOSALS ...................................   15
  OTHER INFORMATION .......................................................   16
APPENDIX A
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS A-1
  REPORT OF INDEPENDENT ACCOUNTANTS .......................................  A-6
  CONSOLIDATED FINANCIAL STATEMENTS .......................................  A-7
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .............................. A-11
  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
     STOCKHOLDER MATTERS .................................................. A-24

                                 MICROAGE, INC.
                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 2, 1997

   This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of MicroAge, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, April 2, 1997, at 4:00 p.m., Arizona time (the "1997 Annual Meeting"), and at any adjournment or adjournments thereof. Only stockholders of record at the close of business on February 7, 1997 (the "Record Date") will be entitled to notice of and to vote at the meeting. On the Record Date, the Company had outstanding 14,839,561 shares of Common Stock, par value $.01 per share ("Common Stock"). There are no other voting securities outstanding.

   Each stockholder is entitled to one vote per share for the election of directors, as well as on all other matters that may be properly brought before the meeting. If the accompanying proxy is signed and returned, the shares represented thereby will be voted in accordance with any directions on the proxy. If a proxy does not specify how the shares represented thereby are to be voted in connection with the election of the director nominees, it is intended that it will be voted for the director nominees named herein. A stockholder may revoke the proxy at any time prior to the voting thereof by giving due notice of such revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the 1997 Annual Meeting and voting in person. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about February 20, 1997.

   The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the 1997 Annual Meeting. If a quorum is present, a plurality of the votes cast at the 1997 Annual Meeting is required for the election of directors. Abstentions are counted as "shares present" for purposes of determining the presence of a quorum and have the effect of a vote "against" any matter as to which they are specified. Broker non-votes with respect to any matter are not considered "shares present" and will not affect the outcome of the vote on such matter.

   In addition to the use of the mails, proxies may be solicited by directors, officers, or regular associates (employees) of the Company in person, by telecopy, or telephone. The Company has retained American Stock Transfer and Trust Company to assist in providing annual services, including the distribution of proxy solicitation materials and the solicitation of proxies for an anticipated fee of $4,200, plus out-of- pocket expenses. The Company will pay all expenses of the solicitation.

   As of the date of this Proxy Statement, the Company knows of no matters to be brought before the meeting other than those referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

                              ELECTION OF DIRECTORS

   The Company's Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II, and Class III. Each director is elected for three years and the terms are staggered so that only one class is elected by the stockholders annually. At the 1997 Annual Meeting, two Class II directors will be elected to serve until the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

   It is the intention of those persons named in the accompanying form of proxy or their substitutes to vote for the election of the nominees listed below unless instructed to the contrary. However, if any nominee named herein at the time of the election becomes unavailable to serve (which is not anticipated) and, as a consequence, other nominees are designated, the persons named in the proxy or their substitutes will have the discretion or authority to vote or refrain from voting in accordance with their judgment with respect to the other nominees.

                                    NOMINEES
                   NOMINEES FOR ELECTION AS CLASS II DIRECTORS
                     (TERM TO EXPIRE AT 2000 ANNUAL MEETING)

   JEFFREY D. MCKEEVER, 54, has served as Chief Executive Officer of the Company since February 1987 and as Chairman of the Board since October 1991. He co-founded the Company in August 1976 and has served as a director of the Company since October 1976. He also served as President from June 1995 to
January  1996,  from January 1993 to February  1993,  and from  February 1987 to
October 1991, as Chairman of the Board and Secretary from October 1976 to February 1987, and as Treasurer from October 1976 to February 1983 and from
February 1987 to December 1988. Pursuant to his employment agreement, the Company has agreed to have the Board of Directors nominate Mr. McKeever for election to the Board of Directors of the Company as long as he owns at least 80,000 shares of Common Stock. See "Employment Contracts and Related Matters" for additional information regarding Mr. McKeever's employment agreement. Mr. McKeever was elected as a Class III director at the 1995 Annual Meeting with a term to expire at the 1998 Annual Meeting. In order to equalize the number of director positions in each class, on January 31, 1997, Mr. McKeever submitted his resignation as a Class III director, effective immediately prior to the commencement of the election of directors at the 1997 Annual Meeting, and the Board of Directors has nominated Mr. McKeever for election as a Class II director.

   STEVEN G. MIHAYLO, 53, was elected a director of the Company in 1988. Since 1969, Mr. Mihaylo has served as Chief Executive Officer and since 1983 as Chairman of the Board of Inter-Tel, Incorporated, a publicly-held company that designs, manufactures, and services digital and analog telephone systems and voice processing systems, and provides long distance services.

                         DIRECTORS CONTINUING IN OFFICE
                                CLASS I DIRECTORS
                     (TERM TO EXPIRE AT 1999 ANNUAL MEETING)

   WILLIAM H. MALLENDER, 61, was elected a director of the Company in 1987. Since 1983, Mr. Mallender has served as Chairman of the Board of Directors and Chief Executive Officer of Talley Industries, Inc., a publicly-held company that designs, manufactures, and supplies aerospace, industrial, and commercial products and services.

   LYNDA M. APPLEGATE, 47, was elected a director of the Company effective January 18, 1996. Since 1986, Ms. Applegate has served as a Professor at the Harvard Business School.

                             CLASS III DIRECTORS
                   (TERM TO EXPIRE AT 1998 ANNUAL MEETING)

   FRED ISRAEL, 69, was elected a director of the Company in 1990. Until his retirement on June 30, 1993, Mr. Israel was Managing Principal in the Washington, D.C. law firm of Israel & Raley, Chartered. Mr. Israel is a member of the board of directors of Talley Industries, Inc., a publicly-held company that designs, manufactures, and supplies aerospace, industrial, and commercial products and services. Mr. Israel is also a member of the International Board of Directors of Tel Aviv University, the Board of Directors of Wheeling Jesuit College, and the Board of Visitors of the School of Music, University of Maryland.

   ROY A. HERBERGER, JR., 54, was elected a director of the Company effective January 18, 1996. Since 1989, Mr. Herberger has served as President of the American Graduate School of International Management, "Thunderbird." Mr. Herberger is also a director of Pinnacle West Capital Corporation, Bank of America of Arizona, and Express America Holdings Corporation.

              SECURITY OWNERSHIP OF MANAGEMENT AT JANUARY 15, 1997

                                                                       NUMBER OF SHARES      PERCENTAGE OF
                                                                         COMMON STOCK         COMMON STOCK
NAME                                                                 BENEFICIALLY OWNED(1) BENEFICIALLY OWNED
---------------------------------------------------------------      --------------------- ------------------
Jeffrey D. McKeever
  Chairman of the Board and Chief Executive Officer  ..............        528,838 (2)          3.5%

Alan P. Hald
  Vice-Chairman of the Board and Secretary ........................        379,683              2.6%

William H. Mallender
  Director ........................................................          9,334               (3)

Steven G. Mihaylo
  Director ........................................................          9,834               (3)

Fred Israel
  Director ........................................................        133,333               (3)

Lynda M. Applegate
  Director ........................................................          1,000               (3)

Roy A. Herberger, Jr.
  Director ........................................................          1,500               (3)

Robert G. O'Malley
  President .......................................................         18,091               (3)

James R. Daniel
  Senior Vice President, Chief Financial Officer and Treasurer ....        106,538               (3)

Christopher J. Koziol
  Senior Vice President-Sales and President, Distribution Group ....        47,266               (3)

All executive officers and directors as a group (15 persons) .......     1,322,921              8.7%

----------

(1) Includes shares, if any, held by spouse; held in joint tenancy with spouse; held by or for the benefit of the listed individual (or group member) or one or more members of his immediate family; with respect to which the listed individual (or group member) has or shares voting or investment powers (including shares allocated to the listed individual's (or group member's) account under the MicroAge, Inc. Retirement Savings and Employee Stock Ownership Plan and Trust); subject to stock options that were exercisable on January 15, 1997 or within 60 days thereafter, or in which the listed individual (or group member) otherwise has a beneficial interest. At January 15, 1997, all directors and executive officers as a group owned beneficially an aggregate of 1,322,921 shares (8.7%) of which 405,020 shares, including 131,846 shares for Mr. McKeever, 59,460 shares for Mr. Hald, 1,834 shares each for Messrs. Mallender, Mihaylo, and Israel, 16,000 shares for Mr. O'Malley, 87,960 shares for Mr. Daniel, and 37,695 shares for Mr. Koziol, are subject to stock options granted by the Company that were exercisable on January 15, 1997 or within 60 days thereafter.
(2) Mr. McKeever disclaims beneficial ownership in 11,550 of these shares held by family members.
(3) Common Stock beneficially owned does not exceed one percent of the outstanding Common Stock at January 15, 1997.

               OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

   Board of Directors' Meetings, Audit and Compensation Committees. The Company's Board of Directors met in person or acted by written consent nine times during the fiscal year ended November 3, 1996 ("fiscal year 1996"). The Board of Directors maintains a standing Audit Committee and Compensation Committee; it does not have a standing nominating committee or other committee performing similar functions. Directors who are not officers or associates (employees) of the Company receive a $15,000 annual retainer fee and $1,500 for attendance at regular Board meetings; $1,000 for attendance at special Board meetings; and $1,000 for attendance at meetings of committees of which they are members. The annual retainer fee was raised to $18,000 effective January 1, 1997. Effective January 1, 1997, each Committee Chairperson will receive an additional annual retainer fee of $3,000. Mr. Israel and Ms. Applegate are reimbursed for reasonable travel expenses incurred to attend meetings of the Board or committees of which each is a member held in the metropolitan Phoenix area. All directors attending any meeting of the Board or its committees held outside the metropolitan Phoenix area are reimbursed for reasonable travel expenses incurred in the continental United States of America.

   The Audit Committee is responsible for appointing the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee met two times during fiscal year 1996, and consisted of Messrs. Mallender (Chairman), Mihaylo, Israel, and Herberger.

   The Compensation Committee acts on matters relating to the compensation of senior management and key associates (employees) of the Company, including the granting of stock options and the approval of employment agreements. The Compensation Committee met in person or acted by written consent six times during fiscal year 1996, and consisted of Messrs. Mihaylo (Chairman), Mallender, and Israel, and Ms. Applegate.

   1995 Director Incentive Plan. Under the Company's 1995 Director Incentive Plan (the "Director Plan"), on November 1 of each year, beginning in 1995 and ending in 2004, each person serving as a director of the Company who is not also an associate (employee) of the Company is automatically granted (i) 1,000 shares of Common Stock, subject to certain restrictions as described below ("Director Restricted Stock"), and (ii) options to purchase 1,000 shares of Common Stock ("Director Options"). Messrs. Mihaylo, Mallender, Israel, and Herberger, and Ms. Applegate were each granted 1,000 shares of Director Restricted Stock and 1,000 Director Options on November 1, 1996.

   The restrictions on the Director  Restricted Stock will lapse on the later of
(i) the date the director owns (for one year) shares of Common Stock, but the restrictions will lapse on one share of Director Restricted Stock for each two shares of unrestricted stock the director owns; and (ii) the date the shares of Director Restricted Stock "vest." The Director Restricted Stock has two vesting hurdles. First, the Director Restricted Stock vests in one-third increments over the three years following the date of grant. Second, the Director Restricted Stock vests in one-third increments following the date of grant only if the Common Stock trades above certain specified prices after the first vesting hurdle occurs. In the case of the Director Restricted Stock granted on November 1, 1996, the Common Stock must trade at or above (i) $21.32 on or after November 1, 1997; (ii) $23.45 on or after November 1, 1998; and (iii) $25.80 on or after November 1, 1999.

   The exercise price of the Director Options is the fair market value of the Common Stock on the relevant grant date (i.e., each November 1). In the case of the Director Options granted on November 1, 1996, the exercise price is $19.38 per share. Each Director Option has two vesting hurdles. First, the Director Options vest in one-third increments over the three-year period following the date of grant. Second, the Director Options vest in one-third increments over the three years following the date of grant only if the Common Stock trades at or above certain specified prices after the first vesting hurdle occurs. In the case of the Director Options granted on November 1, 1996, the Common Stock must trade at or above (i) $21.32 on or after November 1, 1997; (ii) $23.45 on or after November 1, 1998; and (iii) $25.80 on or after November 1, 1999.

   Voting Agreement. On April 27, 1990, Mr. Fred Israel entered into an agreement with the Company pursuant to which Mr. Israel agreed that, during the period described in such agreement, in circumstances in which he, or his Purchaser Affiliates (as such term is defined in the agreement), does not or do not vote all shares of the Voting Securities (as defined in such agreement and which includes the Common Stock) beneficially owned by him in favor of the position on any matter adopted by the majority of the Board of Directors, he will vote such shares in the same manner and in the same proportion as are voted by the other stockholders of the Company on such matter. At January 15, 1997, Mr. Israel beneficially owned approximately 0.9% of the outstanding shares of Common Stock. See "Security Ownership of Management at January 15, 1997" and "Certain Relationships and Related Transactions."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of Common Stock by each person who is known to the Company to own beneficially more than 5% of the outstanding Common Stock:

                                   NUMBER OF SHARES OF        PERCENTAGE OF
          NAME AND ADDRESS             COMMON STOCK            COMMON STOCK
        OF BENEFICIAL OWNER        BENEFICIALLY OWNED(1)   BENEFICIALLY OWNED(2)
        -------------------        ---------------------   ---------------------
     American Express
     Financial Corporation(3).....       845,800                        5.7%
     American Express Tower
     200 Vesey Street
     New York, New York 10285

----------

(1) The beneficial ownership information regarding American Express Financial Corporation is as of December 31, 1996. For certain additional information with respect to beneficial ownership of the Common Stock, see "Security Ownership of Management at January 15, 1997," "Executive Compensation," and "Certain Relationships and Related Transactions."

(2) The percentage of Common Stock beneficially owned is based on the number of shares of Common Stock outstanding on January 15, 1997.

(3) American Express Financial Corporation is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. American Express Financial Corporation has shared dispositive power with respect to the 845,800 shares and shared voting power with respect to 167,000 shares. The information contained in this footnote was obtained from a Schedule 13-G dated December 31, 1996, filed by American Express Financial Corporation with the Securities and Exchange Commission. The Company makes no representation as to the accuracy or completeness of the information reported.

                             EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation awarded to or paid by the Company and its subsidiaries to the chief executive officer and the four most highly compensated executive officers of the Company for services rendered during the fiscal years ended November 3, 1996, October 29, 1995, October 30, 1994:

                          SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPETITION
                                                                            ----------------------------------
                                              ANNUAL COMPENSATION                     AWARDS           PAYOUTS
                                   ---------------------------------------- ------------------------ ---------
                                                              OTHER ANNUAL   STOCK     SECURITIES      LTIP      ALL OTHER
                                      SALARY       BONUS      COMPENSATION  AWARD(S)   UNDERLYING     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    ($)(1)       ($)(1)         ($)         ($)    OPTIONS/SARS(3)    ($)        ($)(4)
---------------------------   ----    ------       ------     ------------  -------  --------------   -------  -------------
Jeffrey D. McKeever           1996   $460,962     $ 87,121         0           0        306,611         0         $ 98,670
 Chairman of the Board of     1995   $462,500     $606,315(2)      0           0              0         0         $122,973
 Directors and Chief          1994   $500,000     $128,313         0           0         80,000         0         $ 75,170
 Executive Officer

Alan P. Hald                  1996   $282,173     $ 46,654         0           0        135,638         0         $ 73,190
 Vice Chairman of the Board   1995   $282,500     $586,831(2)      0           0              0         0         $ 44,814
 of Directors and Secretary   1994   $240,000     $ 65,509         0           0         40,000         0         $ 40,718

Robert G. O'Malley            1996   $245,128     $ 69,883         0           0         65,000         0         $ 16,631
 President                    1995   $130,577     $ 25,000         0           0         15,000         0         $  7,794

James R. Daniel               1996   $285,582     $ 77,527         0           0        114,698         0         $ 18,511
 Senior Vice President,       1995   $304,167     $ 16,738         0           0              0         0         $ 21,932
 Chief Financial Officer,     1994   $260,000     $ 63,754         0           0         60,000         0         $  2,252
 and Treasurer

Christopher J. Koziol         1996   $161,539     $ 77,190         0           0         71,192         0         $ 15,065
 Senior Vice President-Sales  1995   $138,551     $ 20,741         0           0              0         0         $ 12,357
 and President, Distribution  1994   $142,000     $ 33,500         0           0         35,000         0         $  2,265
 Group

----------

(1) See footnote 3 below for a discussion of the MicroAge, Inc. 1994 Management Equity Program (the "MEP"), under which each of the named individuals (other than Mr. O'Malley, who began his employment with the Company on May 15, 1995, and, therefore, was not employed by the Company at the time the MEP was adopted) was eligible to receive option grants by reducing his compensation.

(2) Includes a one-time Warrant Restitution and Founder's Bonus in the amount of $569,194 paid to each of Mr. McKeever and Mr. Hald prior to the March 29, 1995 expiration of warrants held by each of them. The Company issued these warrants to Messrs. McKeever and Hald in 1985, and the warrants were originally to have expired on March 29, 2005. As a condition to the Company effecting its initial public offering in 1987, state regulatory authorities required the expiration date of the warrants to be reduced by ten years to March 29, 1995. In recognition of (i) the substantial economic benefits that Messrs. McKeever and Hald were required to forego as a result of the reduction of the exercise period of the warrants, (ii) the substantial personal investments that Messrs. McKeever and Hald have made in the Company through Common Stock purchases and on-going commitments to purchase Common Stock under the MEP, and (iii) the record financial results achieved by the Company in fiscal year 1993 and fiscal year 1994, the Compensation Committee approved the payment of the Warrant Restitution and Founder's Bonuses in the indicated amounts. The Warrant Restitution and Founder's Bonuses were used to reimburse Messrs. McKeever and Hald for the warrant exercise price and their personal tax obligations resulting from the warrant exercise and bonus payment. The breakdown of each Warrant Restitution and Founder's Bonus is as follows: warrant exercise price
     ($208,709); and tax obligations ($360,485). The balance of the bonus amounts paid to Mr. McKeever ($37,121) and to Mr. Hald ($17,637) and disclosed in the above table represents annual fixed cash bonuses payable under their respective employment agreements.

(3) The 1996 totals include options granted to each named individual under the MEP as a result of his election to restructure his compensation package by reducing his calendar year 1993, 1994, 1995, and 1996 compensation. The total number of MEP options granted to each of the named individuals (other than Mr. O'Malley, who did not participate in the MEP because he was not employed by the Company at the time the MEP was adopted) under the MEP and the compensation amounts waived by each of the named individuals (other than Mr. O'Malley) under the MEP is as follows: Mr. McKeever (241,611; $600,000); Mr. Hald (125,638; $312,000); Mr. Daniel (104,698; $260,000);
     and Mr. Koziol (43,692; $108,000). In accordance with Securities and Exchange Commission rules, the MEP options originally granted during fiscal year 1994 are reported under fiscal year 1996 as a result of the MEP option repricing that occurred in fiscal year 1996. See "Report of the
     Compensation Committee on Repricing" for a discussion of the MEP option repricing. Accordingly, the options reported for fiscal year 1994 have been reduced for each of the named individuals (other than Mr. O'Malley) as follows: Mr. McKeever (241,611); Mr. Hald (125,638); Mr. Daniel (104,698);
     and Mr.  Koziol  (43,692).

     During the 1993, 1994, 1995, and 1996 fiscal years, the MEP compensation reductions for each of the named individuals (other than Mr. O'Malley) were as follows: Mr. McKeever (1993: $75,000 bonus reduction; 1994: $125,000 bonus reduction; 1995: $62,500 salary reduction; 1996: $78,125 salary reduction and $250,000 bonus reduction); Mr. Hald (1993: $104,000 bonus reduction; 1994: $20,000 salary reduction and $65,000 bonus reduction; 1995: $32,500 salary reduction; 1996: $40,625 salary reduction and $45,000 bonus reduction); Mr. Daniel (1993: $104,000 bonus reduction; 1994: $65,000 bonus reduction; 1995: $10,833 salary reduction; 1996: $13,542 salary reduction and $65,000 bonus reduction); and Mr. Koziol (1993: $49,500 bonus reduction; 1994: $30,000 bonus reduction; 1995: $5,833 salary reduction; 1996: $7,292 salary reduction and $15,000 bonus reduction). As of December 31, 1996, the named individuals have no remaining amounts to be waived under the MEP. No SARs were granted during fiscal year 1996.

(4) The 1996 amounts include, as to each named individual, the following amounts for the indicated purposes: Mr. McKeever (life insurance premiums:
     $96,420 and the Company's contribution to the Amended and Restated MicroAge, Inc. Retirement Savings and Employee Stock Ownership Plan and Trust (the "401(k) Plan"): $2,250); Mr. Hald (life insurance premiums:
     $70,940 and 401(k) Plan contribution: $2,250) Mr. O'Malley (life insurance premiums: $15,506 and 401(k) Plan contribution: $1,125); Mr. Daniel (life insurance premiums: $16,679 and 401(k) Plan contribution: $1,832); and Mr. Koziol (life insurance premiums: $12,815 and 401(k) Plan contribution:
     $2,250).

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

   The following table sets forth information concerning grants of stock options to the named executive officers of the Company during the fiscal year ended November 3, 1996:

                                          INDIVIDUAL GRANTS
                      -------------------------------------------------------    POTENTIAL REALIZABLE
                                        PERCENT OF                                 VALUE AT ASSUMED
                         NUMBER OF         TOTAL                                 ANNUAL RATE OF STOCK
                         SECURITIES    OPTIONS/SARS                                APPRECIATION FOR
                         UNDERLYING     GRANTED TO     EXERCISE                     OPTION TERM(2)
                        OPTIONS/SARS   ASSOCIATES IN     PRICE     EXPIRATION -------------------------
         NAME            GRANTED(1)     FISCAL YEAR   (PER SHARE)     DATE          5%          10%
--------------------- -------------- --------------- ----------- ------------ ------------ ------------
Jeffrey D. McKeever    15,000         1.28%          $ 8.75      12/13/2005   $   82,542   $  209,179
                      241,611        20.60%          $ 8.75      12/14/2003   $1,009,387   $2,417,657
                       50,000         4.26%          $17.88      09/26/2006   $  562,232   $1,424,806

Alan P. Hald           10,000         0.85%          $ 8.75      12/13/2005   $   55,028   $  139,452
                      125,638        10.71%          $ 8.75      12/14/2003   $  524,882   $1,257,184

Robert G. O'Malley     15,000         1.28%          $ 8.75      12/13/2005   $   82,542   $  209,179
                       50,000         4.26%          $ 9.25      03/14/2006   $  290,864   $  737,106

James R. Daniel        10,000         0.85%          $ 8.75      12/13/2005   $   55,028   $  139,452
                      104,698         8.93%          $ 8.75      12/14/2003   $  437,401   $1,047,650

Christopher J. Koziol   7,500         0.64%          $ 8.75      12/13/2005   $   41,271   $  104,589
                       43,692         3.73%          $ 8.75      12/14/2003   $  182,534   $  437,200
                       20,000         1.71%          $12.63      05/23/2006   $  158,859   $  402,579

----------

(1) The figures in the second row of this column for each of the named executive officers (other than Mr. O'Malley, who did not participate in the MEP because he was not employed by the Company at the time the MEP was adopted) include options originally granted during fiscal year 1994 pursuant to the MEP; in accordance with Securities and Exchange Commission rules, these options are reported as options granted during fiscal year 1996 as a result of the repricing of these options on December 13, 1995. See footnote 3 to the "Summary Compensation Table" and "Report of the Compensation Committee on Repricing" for additional information regarding the MEP.

(2) In accordance with Securities and Exchange Commission rules, the figures in the second row of the "5%" and "10%" columns of this table for each of the named executive officers (other than Mr. O'Malley) assume compounded annual stock price appreciation of 5% and 10%, respectively, based on a stock price of $8.75 per share, which was the market price of the Common Stock on December 13, 1995. Subtracting from the potential realizable value the compensation amounts waived under the MEP (but not subtracting any additional amounts for the time value of the waived compensation), the potential realizable values of the MEP options for each of the named individuals (other than Mr. O'Malley), assuming an annual stock price appreciation of 10% through December 14, 2003, the termination date of the MEP options, are as follows: Mr. McKeever ($1,817,657); Mr. Hald ($945,184); Mr. Daniel ($787,650); and Mr. Koziol ($329,200).

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

   The following table sets forth information concerning option exercises by the named executive officers of the Company during the fiscal year ended November 3, 1996 and the value of such officers' unexercised options at November 3, 1996. There were no outstanding SARs as of November 3, 1996.

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED
                                                  OPTIONS/SARS AT           IN-THE-MONEY
                                                  FISCAL YEAR-END           OPTIONS/SARS
                          SHARES                  ---------------        AT FISCAL YEAR-END
                         ACQUIRED      VALUE        EXERCISABLE    ------------------------------
      NAME             ON EXERCISE   REALIZED     UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
--------------------- ------------- ---------- ------------------- ------------- ---------------
Jeffrey D. McKeever           0      $      0   112,500   356,611   $1,310,408    $3,332,572
Alan P. Hald              7,500      $108,750    46,500   159,138   $  520,478    $1,685,751
Robert G. O'Malley            0      $      0     3,000    77,000   $   24,735    $  764,565
James R. Daniel               0      $      0    63,000   156,698   $  678,915    $1,671,276
Christopher J. Koziol         0      $      0    29,100    88,342   $  298,523    $  846,819

----------

              REPORT OF THE COMPENSATION COMMITTEE ON REPRICING

   In December 1995 the Compensation Committee of the Board of Directors approved a repricing of all outstanding options (the "MEP Options") under the MicroAge, Inc. 1994 Management Equity Program (the "MEP"). Pursuant to the MEP, in December 1994 certain of the Company's key officers agreed to reduce their current and future compensation in exchange for MEP Options. See footnote 3 to the "Summary Compensation Table" for the amount of compensation waived by some of these officers pursuant to the MEP. In December 1995 the Compensation Committee of the Board of Directors determined that the imbalance between the exercise price of the MEP Options ($24.83 per share) and the lower market price of the Common Stock that prevailed in December 1995 was not an appropriate incentive for the officers holding the MEP Options to achieve the Company's long-term goals. In making this determination, the Compensation Committee considered, among other things, the fact that the officers participating in the MEP (a) had made significant personal investments in the Company through November 1995 to acquire MEP Options (approximately $799,437 in the aggregate) and (b) were required to make significant additional investments pursuant to the MEP after November 1995 (approximately $971,063 in the aggregate). With respect to these further required investments, the Compensation Committee considered the effect that these investments might have on an officer's willingness to remain with the Company. The repriced MEP Options have exercise prices of $8.75 per share, the fair market value on the date of the repricing. Except for the new exercise price, the terms of the MEP Options remain the same.


                         STEVEN G. MIHAYLO, CHAIRMAN
                            LYNDA M. APPLEGATE(1)
                                 FRED ISRAEL
                             WILLIAM H. MALLENDER


----------
(1) Ms. Lynda M. Applegate was elected to the Compensation Committee effective January 18, 1996, after the option repricing was approved.

                        TEN-YEAR OPTION/SAR REPRICING

   The following table sets forth information concerning the repricing of stock options with respect to executive officers of the Company during the last ten completed fiscal years:

                                                                                                 LENGTH OF
                                       NUMBER OF                                              ORIGINAL OPTION
                                      SECURITIES   MARKET PRICE OF                                TERM
                                      UNDERLYING    STOCK AT TIME  EXERCISE PRICE             REMAINING AT
                                     OPTIONS/SARS  OF REPRICING OR   AT TIME OF      NEW         DATE OF
                                     REPRICED OR      AMENDMENT     REPRICING OR   EXERCISE   REPRICING OR
  NAME AND POSITION(1)       DATE    AMENDED (#)         ($)       AMENDMENT ($)  PRICE ($)     AMENDMENT
------------------------ ---------- -------------- --------------- -------------- ---------- ---------------
Jeffrey D. McKeever      12/14/95      241,611        $8.75           $24.83         $8.75      8 years
 Chairman of the Board
 of Directors and
 Chief Executive Officer

Alan P. Hald             12/14/95      125,638        $8.75           $24.83         $8.75      8 years
 Vice-Chairman of the
 Board of Directors
 and Secretary

James R. Daniel          12/14/95      104,698        $8.75           $24.83         $8.75      8 years
 Senior Vice President,
 Chief Financial Officer,
 and Treasurer

Christopher J. Koziol    12/14/95       43,692        $8.75           $24.83         $8.75      8 years
 Senior Vice-President,
 Sales and President,
 Distribution Group

----------
(1) Mr. O'Malley is not referenced in this table because he was not employed by the Company at the time the MEP was adopted and, accordingly, did not participate in the MEP, pursuant to which the referenced options were originally granted.

           SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN PENSION BENEFITS

                                     PENSION TABLE YEARS OF SERVICE
                        ------------------------------------------------------
FINAL AVERAGE PAY            5          10         15         20         25
                        ---------- ---------- ---------- ---------- ----------
$125,000 .........      $ 26,401   $ 52,801   $ 79,210   $ 79,210   $ 79,210
$150,000 .........      $ 32,611   $ 65,223   $ 97,844   $ 97,844   $ 97,844
$175,000 .........      $ 38,861   $ 77,722   $116,594   $116,594   $116,594
$200,000 .........      $ 45,110   $ 90,220   $135,344   $135,344   $135,344
$225,000 .........      $ 51,360   $102,719   $154,094   $154,094   $154,094
$250,000 .........      $ 57,609   $115,218   $172,844   $172,844   $172,844
$300,000 .........      $ 70,108   $140,215   $210,344   $210,344   $210,344
$350,000 .........      $ 82,606   $165,213   $247,844   $247,844   $247,844
$400,000 .........      $ 95,105   $190,210   $285,344   $285,344   $285,344
$450,000 .........      $107,604   $215,208   $322,844   $322,844   $322,844
$500,000 .........      $120,103   $240,205   $360,344   $360,344   $360,344

   The Company maintains a non-qualified deferred compensation plan for certain executives who have attained age 50 and completed 10 years of service with the Company (the "Supplemental Executive Retirement Plan" or "SERP"). Under the SERP, retirement income commencing at age 65 equals 75% of the average of a participant's compensation (generally defined as "wages" under Internal Revenue Code (the "Code") Section 3401(a)) for the highest five calendar years out of the fifteen calendar years preceding retirement or termination, reduced by Social Security and the employer portion (annuitized) of the 401(k) Plan, and pro rated for "Benefit Accrual Service" (service after age 50) under 15 years. The table above shows estimated annual income on a life-annuity basis, although the SERP's normal form provides for payment of the actuarially-equivalent lump sum of this amount. Messrs. McKeever and Hald are currently the only participants in the SERP. Mr. McKeever has three years of Benefit Accrual Service and is expected to have 15 years of Benefit Accrual Service at normal retirement at age
65. Currently, Mr. Hald does not have any years of Benefit Accrual Service and is expected to have 15 years of Benefit Accrual Service at normal retirement at age 65. The retirement benefit is to be financed, in part, through life insurance policies issued in accordance with the employment agreements of Messrs. McKeever and Hald, respectively, which provide a pre-retirement death benefit of $3,000,000 and $1,000,000, respectively. The imputed income for the death coverage is included in the insurance premiums paid on behalf of Messrs. McKeever and Hald and referenced in footnote 4 to the Summary Compensation Table.

                    EMPLOYMENT CONTRACTS AND RELATED MATTERS

   Messrs. McKeever, Hald, O'Malley, Daniel, and Koziol are each employed pursuant to an employment agreement with the Company for a period of three years for each of Messrs. McKeever and Hald, two years for each of Messrs. O'Malley and Daniel, and one year for Mr. Koziol. Each agreement is terminable by either party at any time and provides for an automatic renewal of the agreement unless otherwise terminated so that the remaining term of the agreement is always the length of each of the named officer's original terms described immediately above. Each agreement includes restrictions and noncompetition covenants during the term of the agreement and for a period of 24 months after termination of employment for Messrs. McKeever, Hald, O'Malley, and Daniel, and 12 months for Mr. Koziol. Upon the Company's termination of the executive's employment without cause following a change of control or, under certain circumstances, upon the executive's termination of employment following a change of control, the Company must pay a lump sum severance pay benefit equal to, for each of Messrs. McKeever and Hald: three times (i) his base salary and (ii) his incentive bonus for the prior fiscal year; for Messrs. O'Malley and Daniel: two times (i) his base salary and (ii) his incentive bonus for the prior fiscal year; and for Mr.
Koziol: one-and-one half times (i) his base salary for the prior fiscal year and
(ii) the average of his incentive bonuses for the two prior fiscal years. Upon the Company's termination of the executive's employment without cause prior to a change of control or, under certain circumstances, upon the executive's termination of employment prior to a change of control, the Company must pay a severance pay benefit equal to, for each of Messrs. McKeever and Hald: three times (i) his base salary and (ii) the average of his incentive bonus for the three prior fiscal years; and for each of Messrs. O'Malley, Daniel, and Koziol:
(i) his base salary and (ii) the average of his incentive bonus for the two prior fiscal years.

   In addition, the Company may elect, during the term of the noncompetition covenant, to pay supplementary severance pay to Messrs. McKeever and Hald in an amount equal to their respective monthly pay. Also, upon termination of Messrs. McKeever's and Hald's employment for specified circumstances, including a material change in the employment relationship, a change in control of the Company, or termination by the Company without cause, the terminated executive has certain additional rights including the following: (i) the right to sell to the Company all Common Stock beneficially owned by the executive as of the executive's termination date, at the fair market value of the Common Stock on the termination date, subject to certain limitations; and (ii) should the executive hold any stock options which have not vested, receive, as additional severance pay, a lump sum payment in an amount equal to the excess, if any, of the fair market value of the shares subject to outstanding stock options over the exercise price specified in all non-vested stock options, subject to certain limitations.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The  Company's  Executive   Compensation   program  is  administered  by  the
Compensation Committee of the Board of Directors. The members of the Compensation Committee are not employees of the Company. The Compensation Committee determines the compensation of the Company's executive officers, approves any employment agreements with executive officers, and administers the Company's stock option plans and certain of the Company's other benefit plans.

EXECUTIVE COMPENSATION POLICIES

   Overview.  Incentive  compensation  arrangements  are the  cornerstone of the
Compensation Committee's executive compensation policies. These incentive compensation arrangements reward those executive officers who achieve individual and Company objectives that increase stockholder value.

   The Company's executive compensation package consists of three components: base salary and related benefits; annual cash bonus incentives; and stock-based compensation incentives. The Compensation Committee reviews each of these components and develops an incentive compensation package for each of the Company's executive officers based, in part, upon the review of competitive compensation information and the recommendations of compensation consultants and senior management. The Compensation Committee strives to develop individual compensation packages for the Company's executive officers that will encourage superior individual and Company-wide performance, serve to retain those executive officers that perform well, and lead to increased stockholder value. Each component of the Company's executive compensation package is discussed in detail below.

   Base Salary and Benefits. The first component of the Company's executive compensation package is base salary and related benefits. Each executive officer receives a base salary and benefits based on competitive compensation information and his or her responsibilities and performance. The Compensation Committee, with the assistance of an independent compensation consultant, compares the Company's compensation levels with five leading published surveys of executive compensation levels at comparable companies in the high technology industry as well as with recent proxy data for ten publicly-traded companies also involved in the manufacturing, integration, and distribution of computer information technology products and services. In order to maximize the incentive elements of the executive officers' total compensation packages, the Compensation Committee attempts to set the base salary and benefits component of these packages within the competitive range of salary and benefits levels of the executive officers of the ten comparative companies. The Compensation Committee reviews each executive officer's base salary and benefits on at least an annual basis.

   Annual Incentive Bonus. The second component of the Company's executive compensation package is an annual incentive bonus. At the beginning of fiscal year 1996, the Compensation Committee established bonus compensation formulas for the Company's executive officers that gave each executive officer the ability to earn a cash bonus calculated as a percentage of his base salary. This is consistent with the Compensation Committee's overriding policy of incentive compensation arrangements.

   The Compensation Committee's fiscal year 1996 bonus plan (the "1996 Bonus Plan") established a formula by which executive officer bonus awards were tied directly to the Company's success in achieving targeted goals of income and return on equity. In accordance with this formula, if, at fiscal year 1996 year end, actual Company income was less than 50% of targeted income, the executive officers would not receive a bonus award. If, on the other hand, actual Company income was 50% or more of targeted income, each executive officer would receive a bonus award calculated pursuant to a formula based upon the following three factors: (i) actual Company income as compared to target income, (ii) actual Company return on equity as compared to targeted return on equity, and (iii) the particular executive officer's annual base salary. Under this formula, if actual Company income and return on equity equaled targeted Company income and return on equity, each of Messrs. McKeever, Hald, O'Malley, Daniel, and Koziol would receive a bonus equivalent of 50% of his annual base salary. The named executive officers received the cash incentive bonuses reflected in the Summary Compensation Table on page 6 of this Proxy Statement (such amounts, which are net of any amounts waived under the MicroAge, Inc. 1994 Management Equity Program (the "MEP") also include fixed bonuses of $37,121, $17,637, and $16,738 for

Messrs. McKeever, Hald, and Daniel, respectively, as well as cash incentive bonuses in addition to the amounts received under the 1996 Bonus Plan for Messrs. McKeever, O'Malley, and Daniel, respectively, as compensation for each of these individuals' significant contribution to the Company's financial performance during fiscal year 1996).

   Stock-Based Compensation Incentives. The third component of the Company's executive compensation package is stock-based compensation incentives, traditionally stock options. This compensation component is an important incentive tool designed to more closely align the interests of the executive officers of the Company with the long-term interests of the Company's stockholders and to encourage its executive officers to remain with the Company.

   The Compensation Committee traditionally grants options to the Company's executive officers and key associates (employees) on an annual basis. In selecting recipients and the size of option grants during fiscal year 1996, the Compensation Committee considered the recommendations of the Company's Chief Executive Officer and Chairman of the Board, Jeffrey D. McKeever; the other components of the recipients' compensation packages; the recipients' responsibilities and performance; the Company's performance during the preceding fiscal year; and prior option grants. The Compensation Committee gave a great deal of weight to Mr. McKeever's recommendations.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

   In fiscal year 1996, the Chief Executive Officer of the Company, Jeffrey D. McKeever, was compensated pursuant to an employment agreement. Under the agreement, Mr. McKeever was entitled to receive a base salary of $525,000 ($75,000 of which he waived under the MEP) plus a fixed cash bonus of $37,121. In arriving at Mr. McKeever's base salary, the Compensation Committee, with the assistance of an independent compensation consultant, compared Mr. McKeever's compensation level to the compensation levels paid to chief executive officers of a group of ten companies that are also involved in the manufacturing, integration, and distribution of computer information technology products and services. The Compensation Committee set Mr. McKeever's base salary at approximately the median level within the salary range of chief executive officers in the comparative group.

   Under the 1996 Bonus Plan discussed above under "Annual Incentive Bonus" and as a result of Mr. McKeever's significant contribution to the Company's financial results during fiscal year 1996, Mr. McKeever received an incentive bonus of $300,000. Mr. McKeever chose to participate in the MEP during December 1993 and at that time irrevocably waived $600,000 of salary and bonuses in return for options on 241,611 shares of Common Stock with a $8.75 per share exercise price (after repricing approval in December 1995 -- see "Report of the Compensation Committee on Repricing"). See footnote 3 to the "Summary Compensation Table" for a discussion of the MEP. For fiscal year 1996, Mr. McKeever waived $75,000 of his salary and $250,000 of his incentive bonus, satisfying his compensation waiver amounts under the MEP. Currently, Mr. McKeever does not have any salary or bonus amounts remaining to be waived under the MEP.

   Overall, the Compensation Committee believes that Mr. McKeever has managed the Company well in a challenging business climate and has achieved excellent results in comparison to competitors in fiscal year 1996. The Company earned $13.2 million in fiscal year 1996 compared to approximately $241,000 in fiscal year 1995 (which included restructuring and other one-time charges of approximately $9 million). Other indications of the Company's success during fiscal year 1996 can be determined by reviewing key financial indicators at November 3, 1996 versus October 29, 1995, including the following: the Company's annual revenues increased from approximately $2.9 billion to approximately $3.5 billion; the market value of the Company's Common Stock increased from $8.125 per share to $19.375 per share; and the Company's market capitalization increased from approximately $117 million to approximately $283 million.

   In light of the Company's performance during fiscal year 1996 and Mr. McKeever's contributions to that performance, the Compensation Committee increased Mr. McKeever's base salary from $525,000 per year to $600,000 per year, effective November 4, 1996. Based on the comparative group compensation levels, this places Mr. McKeever's base salary at approximately the median level within the salary range of chief executive officers in the comparative group.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

   Section 162(m) of the Code, adopted as part of the Revenue Reconciliation Act of 1993, generally limits to $1 million the deduction that can be claimed by any publicly-held corporation for compensation paid to any "covered employee" in any taxable year. The term "covered employee" for this purpose is defined generally as the chief executive officer and the four other highest paid employees of the corporation.

   Performance-based compensation is outside the scope of the $1 million limitation and, hence, generally can be deducted by a publicly-held corporation without regard to amount; provided that, among other requirements, such compensation is approved by stockholders. It is the general policy of MicroAge, Inc. to comply with Section 162(m), and it will continue to do so to the extent such compliance is consistent with the best interest of the Company's stockholders.

                           STEVEN G. MIHAYLO, CHAIRMAN
                               LYNDA M. APPLEGATE
                                   FRED ISRAEL
                              WILLIAM H. MALLENDER

                             STOCK PERFORMANCE GRAPH

   The following graph compares the total cumulative stockholder return on the Company's Common Stock for the period September 30, 1991 through November 3, 1996 with the cumulative total return on the (a) Nasdaq Index, (b) Standard & Poor's 400 MidCap Index, an index that includes 400 companies with a total capitalization of $681 billion, and (c) Standard & Poor's 600 SmallCap Index, an index that includes 600 companies with a total capitalization of $290 billion. The comparison assumes that $100 was invested on September 30, 1991 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends. The Company chose to include the Standard & Poor's 400 MidCap Index in its stock performance graph because it believes that it cannot reasonably identify a peer group of sufficient size to constitute a meaningful comparative measure. The Company intends to use the Standard & Poor's 400 MidCap Index as a comparative measure in the future because it believes it currently is a more representative comparative index than the Standard & Poor's 600 SmallCap Index.

                               STOCK PERFORMANCE
                           Year-end Cumulative Return

                   1991     1992       1993      1994      1995      1996

MICA                100       84        226       165       114       271
NASDAQ              100      111        145       148       197       232
S&P 400 MIDCAP      100      110        134       134       161       185
S&P 600 SMALLCAP    100      109        148       144       172       205

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On April 27, 1990, the Company and Mr. Israel entered into the Company and Purchasers Rights Agreement (the "Rights Agreement"), pursuant to which Mr. Israel agreed with the Company that neither he nor his affiliates (as defined in the Rights Agreement) would for a period from April 27, 1990 until such time as he and his affiliates beneficially own less than 25,000 shares, acquire more than 5% of the Company's outstanding capital stock without the Company's prior consent. Mr. Israel also agreed, and agreed to cause his Purchaser Affiliates (as such term is defined in the Rights Agreement), not to enter into voting agreements, participate in proxy solicitations or similar activities intended to cause shares of the Company's stock to be voted contrary to the recommendation of the Board of Directors of the Company, or to challenge the performance of the Company's management in order to acquire control of the Company, to call or seek to call any meeting of stockholders of the Company, to form or join a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or to engage in certain other activities with a similar purpose. Mr. Israel (and his Purchaser Affiliates) also agreed not to dispose of his shares except subject to certain limitations. The Rights Agreement also contains certain other covenants by the parties thereto, including the granting by the Company to Mr. Israel of certain registration rights with respect to the Common Stock and the voting agreements with respect to the Company's Voting Stock (as defined in the Rights Agreement). Mr. Israel (and his Purchaser Affiliates) also granted the Company a right of first refusal to repurchase shares of Common Stock that are subject to the agreement if he wishes (or certain of his transferees wish) to dispose of them, all as provided in the Rights Agreement. Mr. Israel also agreed to vote his shares of Common Stock as described under "Other Information Regarding the Board of Directors -- Voting Agreement."

   The Company has entered into employment agreements with Messrs. McKeever, Hald, O'Malley, Daniel, and Koziol. See "Executive Compensation -- Employment Contracts and Related Matters."

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                        REPORTING COMPLIANCE REQUIREMENTS

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal year 1996 all filing requirements applicable to its directors, officers, and greater-than-10% beneficial owners were complied with.

                                    AUDITORS

   The Board of Directors has appointed Price Waterhouse LLP to audit the consolidated financial statements of the Company for the fiscal year ending November 2, 1997. Representatives of Price Waterhouse LLP are expected to be present at the meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

                      STOCKHOLDER NOMINATIONS AND PROPOSALS

   The Company's By-Laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 60 nor more than 90 days prior to the first anniversary date of the preceding year's annual meeting. To properly bring a director nomination or other matter before the 1998 annual meeting of stockholders, the nomination or proposal must be received by February 1, 1998. A copy of the applicable By-Law provision may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices in Tempe, Arizona.

   In addition to the foregoing, in accordance with the rules of the Securities and Exchange Commission, any proposal that a stockholder intends to present at the 1998 annual meeting of stockholders must be received by the Company by October 17, 1997 to be eligible for inclusion in the proxy statement and proxy form relating to such meeting.

                                OTHER INFORMATION

   The Company's consolidated financial statements are included in Appendix A to this Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended November 3, 1996 (the "1996 Form 10-K") that the Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

   A COPY OF THE 1996 FORM 10-K IS AVAILABLE UPON WRITTEN REQUEST AT NO CHARGE TO STOCKHOLDERS BY CONTACTING MICROAGE, INC. INVESTOR RELATIONS, 2400 SOUTH MICROAGE WAY, TEMPE, ARIZONA 85282-1896, (602) 366-2414.

                                   APPENDIX A

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Results of Operations

   The  following  table  sets  forth,  for  the  indicated  periods,   data  as
percentages of total revenue:

                                                    FISCAL YEARS ENDED
                                          --------------------------------------
                                             NOV. 3,      OCT. 29,     OCT. 30,
                                               1996         1995         1994
                                          ------------ ------------ ------------
Revenue ..................................$3,516,446   $2,941,100   $2,220,816
Cost of sales ............................      94.7%        94.8%        94.8%
                                          ------------ ------------ ------------
Gross profit .............................       5.3          5.2          5.2
Operating and other expenses
  Operating expenses .....................       4.2          4.3          3.7
Restructuring and other one-time charges          --          0.3           --
                                          ------------ ------------ ------------
Total ....................................       4.2          4.6          3.7
                                          ------------ ------------ ------------
Operating income .........................       1.0          0.6          1.5
Other expenses -- net ....................       0.4          0.5          0.3
                                          ------------ ------------ ------------
Income before income taxes ...............       0.7          0.0          1.2
Provision for income taxes ...............       0.3          0.0          0.5
                                          ------------ ------------ ------------
Net income ...............................       0.4%         0.0%         0.7%
                                          ============ ============ ============


Fiscal Year Ended November 3, 1996 Versus Fiscal Year Ended October 29, 1995

   Total Revenue. Total revenue during fiscal 1996 was $3.5 billion, $2.1 billion (61%) of which was attributable to the Company's distribution business, and $1.4 billion (39%) of which was attributable to the Company's systems integration business. The Company's distribution business is conducted through the MicroAge Distribution Group, which provides more than 20,000 technology hardware and software products and value-added services to reseller customers worldwide. The Company's systems integration business is conducted through the MicroAge Integration Group, which provides distributed computing solutions to large corporations, government agencies, and educational institutions worldwide through a global network of qualified resellers, which includes affiliated branches and thirteen Company-owned resellers. See "Business -- Business Groups" in Part 1, Item 1 of the 1996 Form 10-K for additional information about the MicroAge Distribution Group, the MicroAge Integration Group, and the Company's other principal business groups.

   Total revenue increased $575 million, or 20%, for the fiscal year ended November 3, 1996 as compared to the fiscal year ended October 29, 1995. This revenue increase included a $422 million, or 25%, increase in distribution business revenue and a $214 million, or 19%, increase in systems integration business revenue, partially offset by a decrease in revenue due to the sale of the Company's memory distribution business in the fourth quarter of fiscal year 1995.

   The revenue increases were primarily due to sales to resellers (primarily non-franchised resellers) added since October 29, 1995, the Company's focus on large account sales, increased demand for the Company's major vendors' products and the Company's addition of new product lines.

   The fiscal year ended November 3, 1996 included 53 weeks, while the fiscal year ended October 29, 1995 included 52 weeks. See Note 3 to the Company's Consolidated Financial Statements.

   During the first three quarters of fiscal 1996, the Company's primary focus was on improving internal processes and profitability, rather than pursuing aggressive revenue growth. Revenue for this period grew by 14% compared to the same period of fiscal 1995. In the fourth quarter of fiscal 1996, the Company began to emphasize revenue growth. Revenue for the fourth quarter of fiscal 1996 was $1.0 billion, a 35% increase over the fourth quarter of fiscal 1995. The Company intends to continue to pursue revenue growth;  however,  there can be no  assurances  that revenue  increases  will be achieved. If revenue does continue to increase, the Company's capital requirements are likely to increase.

   Gross Profit Percentage. The Company's gross profit percentage was 5.3% for the fiscal year ended November 3, 1996 and 5.2% for the fiscal year ended October 29, 1995.

   Future gross profit percentages may be affected by market pressures, the introduction of new Company programs, changes in revenue mix, the Company's utilization of early payment discount opportunities, vendor pricing actions and other competitive and economic factors. See "Potential Fluctuations in Operating Results" below for information regarding industry trends that may affect future gross profit percentages.

   Operating Expense Percentage. As a percentage of revenue, operating expenses decreased to 4.2% for the fiscal year ended November 3, 1996 compared to 4.3% for the fiscal year ended October 29, 1995. Operating expenses increased from $126.4 million for fiscal 1995 to $148.4 million for fiscal 1996. The increase was primarily due to increased costs as a result of higher volumes.

   Restructuring and Other One-Time Charges. The Company's consolidated statement of income for fiscal 1995 includes $9.0 million of pre-tax charges ($5.4 million net of taxes, or $0.38 per share) for restructuring and other one-time charges. See "Fiscal Year Ended October 29, 1995 Versus Fiscal Year Ended October 30, 1994 -- Restructuring and Other One-Time Charges" below.

   Other Expenses -- Net. Other expenses -- net decreased to $13.3 million for the fiscal year ended November 3, 1996 from $15.6 million for the fiscal year ended October 29, 1995. The decrease is primarily attributable to a decrease in net financing costs during the year as a result of the Company's focus on inventory management during the 1996 fiscal year. Days cost of sales in ending inventory decreased from 37 days at October 29, 1995 to 33 days at November 3, 1996.

   Marketing Development Funds. The Company receives funds from certain vendors which are earned through marketing programs, meeting established purchasing objectives or meeting other objectives determined by the vendor. There can be no assurance that these programs will be continued by the vendors. A substantial reduction in the vendor funds available to the Company would have an adverse effect on the Company's results of operations.

Fiscal Year Ended October 29, 1995 Versus Fiscal Year Ended October 30, 1994

   Total Revenue. Total revenue increased $720 million, or 32%, to $2.9 billion for the fiscal year ended October 29, 1995 as compared to the fiscal year ended October 30, 1994. This revenue increase included a $320 million, or 41%, increase in sales to large accounts and a $341 million, or 26%, increase in sales to resellers.

   These revenue increases were primarily due to sales to resellers added since October 30, 1994, the Company's focus on large account sales, increased demand for the Company's major vendors' products, the Company's addition of new product lines and same location sales growth (including sales to large accounts).

   The Company experienced quarterly revenue growth rates in excess of 40% (when compared to the same quarters of the prior years) during the fiscal years ended September 30, 1993 and October 30, 1994 as well as for the first two quarters of fiscal 1995. Quarter over quarter revenue growth decreased to 30% and 20% for the last two quarters of fiscal 1995.

   Gross Profit Percentage. The Company's gross profit percentage was 5.2% for the fiscal year ended October 29, 1995 and for the fiscal year ended October 30, 1994.

   Operating Expense Percentage. As a percentage of revenue, operating expenses increased to 4.3% for the fiscal year ended October 29, 1995, from 3.7% for the fiscal year ended October 30, 1994. Operating expenses for the year increased by $43.2 million over the prior year. If expenses had remained at the same percentage of revenue as in the prior year, the expense increase would have been $27.0 million. The remainder of the increase was primarily due to facilities expansion ($3.0 million), increased depreciation as a result of automation initiatives and facilities expansion ($5.8 million), the addition of a Company- owned location ($6.0 million) and other personnel additions. Some of the expense increases were made in anticipation of revenue growth at historical rates. Revenue growth slowed in the last two quarters of fiscal year 1995 (see "Total Revenue" above) and a decision was made to reduce expense levels during the fourth quarter. This contributed to the restructuring charges taken during the fourth quarter.

   Restructuring and Other One-Time Charges. During the fourth quarter of fiscal 1995, the Company approved and implemented actions targeted at reducing the Company's future cost structure and improving its profitability. These actions included, among other things, (i) the sale of the Company's memory distribution business, (ii) outsourcing a certain business function and (iii) a reduction in the number of the Company's employees. The Company's consolidated statement of income for fiscal 1995 includes $9.0 million of pretax charges ($5.4 million net of tax benefits, or $0.38 per share) for restructuring and other one-time charges.

   The charges for the memory distribution business sale included a loss on the sale of fixed assets and intangible assets of $3.4 million. Also included in these charges was $1.3 million for asset liquidations and write-offs and other charges totaling $0.9 million. The pretax loss for the memory distribution company in fiscal 1995 was $1.7 million. Losses incurred during fiscal 1995 on the outsourced business function totaled $1.6 million. Most of the costs related to this business will be eliminated, although some expenses will be incurred for coordinating the relationship with the outsourcing company. The charges associated with staff reductions consist primarily of severance pay for 219 associates. See Note 16 of the Company's Consolidated Financial Statements for additional information regarding the 1995 restructuring charges.

   If the restructuring and other one-time charges are calculated as though all of the actions targeted at reducing expenses and improving profitability had been implemented on the first day of the fourth fiscal quarter, the total of these charges would have been $10.8 million before tax, or $0.45 per share. The Company reported a loss of $0.40 per share for its fourth fiscal quarter of 1995, including restructuring and other one-time charges. Excluding the $10.8 million in charges, the Company's fourth quarter net income would have been $744,000, or $0.05 per share, up slightly from the $662,000, or $0.05 per share reported for the third quarter of fiscal 1995, and net income for the year would have been $6.7 million, or $0.47 per share.

   The Company believes the restructuring charges contributed to the Company's improved financial performance in fiscal 1996 by positively impacting the Company's earnings and cash flows through a reduction in expenses and the sale or outsourcing of certain parts of the business that were operating at a loss. However, there can be no assurance that the restructuring charges will continue to positively impact the Company's earnings and cash flows.

   Other Expenses -- Net. Other expenses -- net increased to $15.6 million for the fiscal year ended October 29, 1995 from $5.6 million for the fiscal year ended October 30, 1994. The increase is primarily attributable to an increase in net financing costs during the year.

   The financing cost increase included higher expenses from the sale of receivables under an agreement with a commercial lender ($7.2 million increase), higher costs from flooring subsidies provided to the lenders that floor product purchases for the Company's customers ($1.1 million increase) and higher net interest expense due to higher average borrowings during the fiscal year ($1.6 million increase). The flooring subsidy costs represent amounts paid to finance companies who provide payment terms to the Company's customers on sales made by the Company to such customers.

   Effective tax rate. The Company's effective tax rate increased from 39.4% for the fiscal year ended October 30, 1994 to 78.3% for the fiscal year ended October 29, 1995. This increase is a result of the impact of certain state taxes not based on income and non-deductible expenses, such as meals and entertainment and goodwill amortization, on a lower pretax income amount.

Potential Fluctuations in Operating Results

   The Company's operating results may vary significantly from quarter to quarter depending on certain factors, including, but not limited to, demand for the Company's information technology products and services, product availability, competitive conditions, and general economic conditions. In particular, the Company's operating results are sensitive to changes in the mix of product and service revenues, product margins, inventory adjustments, and interest rates. See "Products and Vendors" and "Competition" in
Part I, Item 1 of the 1996 Form 10-K for additional information regarding certain of these factors. Although the Company attempts to control its expense levels, these levels are based, in part, on anticipated revenues. Therefore, the Company may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, quarterly period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Liquidity and Capital Resources

   The Company has financed its growth and cash needs to date primarily through working capital financing facilities, bank credit lines, common stock offerings and cash generated from operations. The primary uses of cash have been to fund increases in inventory and accounts receivable resulting from increased sales. If the Company is successful in achieving continued revenue growth (see "Business Strategy" in Part I, Item 1 of the 1996 Form 10-K), its working capital requirements will continue to increase.

   During the fiscal year ended November 3, 1996, the Company used $4 million of cash for a business purchase. See Note 14 of the Company's Financial Statements for information regarding non-cash investing activities. In order to establish or solidify its presence in strategic markets or to respond to competitive pressures, the Company may make acquisitions of, or investments in, reseller locations. These acquisitions or investments may be made utilizing cash, stock or a combination of cash and stock. See "Competition" in Part I, Item 1 of the 1996 Form 10-K for information regarding competitive pressures.

   For the fiscal year ended November 3, 1996, $36 million of cash was provided by operating activities. Net cash provided by operating activities included an increase in accounts payable of $91 million, income (before certain non-cash charges) of $41 million and an increase in accrued liabilities of $9 million, partially offset by an increase in accounts receivable of $78 million and an increase in inventory of $26 million. The number of days sales in ending accounts receivable increased from 22 days at October 29, 1995 to 25 days at November 3, 1996. The receivable days adjusted for receivables sold under a financing facility (see discussion below) were 42 days at November 3, 1996 compared to 36 days at October 29, 1995. The increase in receivable days was primarily due to the continued increases in sales to large end-user customers through the MicroAge Integration Group. The number of days cost of sales in ending inventory decreased from 37 days at October 29, 1995 to 33 days at November 3, 1996. The decrease in inventory days was primarily due to a focus on controlling inventory levels; however, there can be no assurance that the inventory level will remain as low as the 33 days reported at November 3, 1996. For fiscal year 1996, net cash of $28 million used in investing activities consisted of $24 million for the purchase of property and equipment and $4 million for a business purchase.

   The Company maintains a primary financing agreement (the "Agreement") with a financing facility of $400 million. The Agreement includes two major components: an accounts receivable facility (the "A/R Facility") and an inventory facility (the "Inventory Facility"). The Agreement expires in August 1997, but will remain in effect until 90 days after either party to the Agreement gives the other party notice of termination.

   Under the A/R Facility, the Company has the right to sell certain accounts receivable from time to time, on a limited recourse basis, up to an aggregate amount of $250 million sold at any given time. At November 3, 1996, the net amount of sold accounts receivable was $191 million, and the effective funding rate was LIBOR plus 2.1%.

   The Inventory Facility provides for borrowings up to $150 million. Within the Inventory Facility, the Company has a line of credit for the purchase of inventory from selected product suppliers ("Inventory Line of Credit") of $50 million and a line of credit for general working capital requirements ("Supplemental Line of Credit") of $100 million, provided in the aggregate that the sum under the A/R Facility and the Supplemental Line of Credit may not exceed $350 million at any given time. Payments for products purchased under the Inventory Line of Credit vary depending upon the product supplier, but generally are due between 45 and 60 days from the date of the advance. No interest or finance charges are payable on the Inventory Line of Credit if payments are made when due. At November 3, 1996, the Company had $2 million outstanding under the Inventory Line of Credit and had no amounts outstanding under the Supplemental Line of Credit.

   Of the $400 million of financing capacity represented by the Agreement, $207 million was unused as of November 3, 1996. Utilization of the unused $207 million is dependent upon the Company's collateral availability at the time the funds would be needed.

   Borrowings under the Agreement are secured by substantially all of the Company's assets, and the Agreement contains certain restrictive covenants, including working capital and tangible net worth requirements, and ratios of debt to tangible net worth and current assets to current liabilities. At November 3, 1996, the Company was in compliance with these covenants.

   The Company also maintains trade credit arrangements with its vendors and other creditors to finance product purchases. Several major vendors maintain security interests in their products sold to the Company.

   The unavailability of a significant portion of, or the loss of, the Agreement or trade credit from vendors would have a material adverse effect on the Company.

   Although the Company has no material capital commitments, the Company expects to make capital expenditures of approximately $20 to $25 million in the next fiscal year.

Inflation

   The Company believes that inflation has generally not had a material impact on its operations or liquidity to date.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of MicroAge, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MicroAge, Inc. and its subsidiaries at November 3, 1996 and October 29, 1995, and the results of their operations and their cash flows for the fiscal years ended November 3, 1996, October 29, 1995 and October 30, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Phoenix, Arizona
December 11, 1996

                                 MICROAGE, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                 ASSETS
                                                        NOVEMBER 3,  OCTOBER 29,
                                                           1996          1995
                                                        ----------   -----------

Current assets:
  Cash and cash equivalents ..........................   $  20,496    $  13,700
  Accounts and notes receivable, net .................     253,220      183,286
  Inventory, net .....................................     325,213      297,742
  Other ..............................................      11,129       13,006
                                                         ---------    ---------
     Total current assets ............................     610,058      507,734

Property and equipment, net ..........................      53,141       45,689
Intangible assets, net ...............................      17,499       11,201
Other ................................................       8,807        7,939
                                                         ---------    ---------
     Total assets ....................................   $ 689,505    $ 572,563
                                                         =========    =========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable ...................................   $ 471,318    $ 379,897
  Accrued liabilities ................................      22,478       13,968
  Current portion of long-term obligations ...........       2,121        2,908
  Other ..............................................       3,573        3,258
                                                         ---------    ---------
     Total current liabilities ......................     499,490      400,031

Long-term obligations ...............................       3,892        4,079
Stockholders' equity:
  Preferred stock, par value $1.00 per share;........        --           --
     Shares authorized: 5,000,000
     Issued and outstanding: none
  Common stock, par value $.01 per share;
     Shares authorized: 40,000,000
     Issued: November 3, 1996 -- 14,679,640
             October 29, 1995 -- 14,459,847 ..........         147          145
  Additional paid-in capital .........................     124,115      122,399
  Retained earnings ..................................      62,792       49,539
  Loan to ESOT .......................................        (207)        (768)
  Note receivable -- stock purchase agreement ........        --         (2,000)
  Treasury stock, at cost;
     Shares: November 3, 1996 -- 97,028
             October 29, 1995 -- 115,443 .............        (724)        (862)
                                                         ---------    ---------
     Total stockholders' equity ......................     186,123      168,453
                                                         ---------    ---------
     Total liabilities and stockholders' equity ......   $ 689,505    $ 572,563
                                                         =========    =========

   The accompanying notes are an integral part of these financial statements.

                                MICROAGE, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FISCAL YEARS ENDED
                                              -----------------------------------------
                                                NOVEMBER 3,   OCTOBER 29,   OCTOBER 30,
                                                   1996          1995          1994
                                              ------------- ------------- -------------
Revenue ......................................$ 3,516,446   $ 2,941,100   $ 2,220,816
Cost of sales ................................  3,331,610     2,789,009     2,105,069
                                              ------------- ------------- -------------
Gross profit .................................    184,836       152,091       115,747
Operating and other expenses
  Operating expenses .........................    148,388       126,400        83,226
  Restructuring and other one-time charges ...        --         9,029            --
                                              ------------- ------------- -------------
     Total ...................................    148,388       135,429        83,226
                                              ------------- ------------- -------------
Operating income .............................     36,448        16,662        32,521
Other expenses -- net ........................     13,317        15,552         5,551
                                              ------------- ------------- -------------
Income before income taxes ...................     23,131         1,110        26,970
Provision for income taxes ...................      9,878           869        10,628
                                              ------------- ------------- -------------
Net income ...................................$    13,253   $       241   $    16,342
                                              ============= ============= =============
Net income per common share
  Primary ....................................$      0.89   $      0.02   $      1.22
                                              ============= ============= =============
  Fully diluted ..............................$      0.86   $      0.02   $      1.22
                                              ============= ============= =============
Weighted average common and common equivalent
 shares outstanding
  Primary ....................................     14,883        14,338        13,385
  Fully diluted ..............................     15,397        14,342        13,385

  The accompanying notes are an integral part of these financial statements.

                                 MICROAGE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                                                    FISCAL YEARS ENDED
                                                         -----------------------------------------
                                                          NOVEMBER 3,   OCTOBER 29,   OCTOBER 30,
                                                             1996          1995          1994
                                                         ------------- ------------- -------------
Cash flows from operating activities:
  Net income ...........................................   $  13,253    $     241    $  16,342
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization ......................      20,337       15,439        9,280
    Provision for losses on accounts and notes
      receivable .......................................       7,629        5,844        3,193
  Non-cash restructuring and other one-time charges ....        --          7,410         --
  Changes in assets and liabilities net of business
    acquisitions:
      Accounts and notes receivable ....................     (77,563)     (52,790)     (28,404)
      Inventory ........................................     (26,307)       9,280     (117,859)
      Other current assets .............................       1,877       (4,802)      (7,146)
      Other assets .....................................      (3,668)      (1,830)       2,007
      Accounts payable .................................      91,421       50,950       99,460
      Accrued liabilities ..............................       8,510        1,833        5,516
      Other liabilities ................................         315          396        1,223
                                                           ---------    ---------    ---------
    Net cash provided by (used in) operating activities       35,804       31,971      (16,388)
Cash flows from investing activities:
  Purchases of property and equipment ..................     (23,991)     (22,885)     (17,569)
  Purchases of businesses and investments in ...........      (4,150)      (6,099)      (8,955)
    unconsolidated companies
                                                           ---------    ---------    ---------
    Net cash used in investing activities ..............     (28,141)     (28,984)     (26,524)
Cash flows from financing activities:
  Amounts received from ESOT ...........................         561          640          595
  Proceeds from issuance of stock, net of issuance costs       1,856        1,037       40,305
  Principal payments on long-term obligations ..........      (3,284)      (2,038)      (1,418)
                                                           ---------    ---------    ---------
    Net cash provided by (used in) financing activities         (867)        (361)      39,482
                                                           ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents ...       6,796        2,626       (3,430)
Cash and cash equivalents at beginning of period .......      13,700       11,074       14,504
                                                           ---------    ---------    ---------
Cash and cash equivalents at end of period ............$      20,496    $  13,700    $  11,074
                                                           =========    =========    =========
Supplemental disclosure to cash flows -- See Note 14

  The accompanying notes are an integral part of these financial statements.

                                 MICROAGE, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                               FOR THE FISCAL YEARS ENDED NOVEMBER 3, 1996, OCTOBER 29, 1995 AND OCTOBER 30, 1994
                                            ----------------------------------------------------------------------------------------
                                                                 ADDITIONAL                       NOTE-STOCK              TOTAL
                                            PREFERRED   COMMON    PAID-IN     RETAINED  LOAN TO    PURCHASE   TREASURY STOCKHOLDERS'
                                              STOCK     STOCK     CAPITAL     EARNINGS   ESOT      AGREEMENT    STOCK     EQUITY
                                            ---------   ------   ----------   --------  -------    ---------  -------- ------------

BALANCE at October 31, 1993 ................ $  --    $     80   $ 78,558   $ 32,995    $ (2,005)    $  --    $ (1,344)   $108,284
 Issuance of 2,000,000 shares of
   common stock, net of issuance
   costs ...................................    --          20     39,482       --          --          --        --        39,502
 Three for two stock split .................    --          39       --          (39)       --          --        --          --
 Options for 153,365 common
   shares exercised ........................    --           3        800       --          --          --        --           803
 Issuance of 72,728 shares of
   common stock for convertible
   subordinated debentures .................    --           1      1,999       --          --        (2,000)     --          --
 Contribution of 26,266 treasury
   shares to employee benefit plan .........    --        --          200       --          --          --         221         421
 Tax benefit from employees'
   stock option plans ......................    --        --          210       --          --          --        --           210
 Loan payments from ESOT ...................    --        --         --         --           597        --        --           597
 Net income ................................    --        --         --       16,342        --          --        --        16,342
                                             -------  --------   --------   --------    --------    --------  --------    --------

BALANCE at October 30, 1994 ................    --         143    121,249     49,298      (1,408)     (2,000)   (1,123)    166,159
 Options for 192,147 common
   shares exercised ........................    --           2      1,035       --          --          --        --         1,037
 Contribution of 34,991 treasury
   shares to employee benefit plan .........    --        --          115       --          --          --         261         376
 Loan payments from ESOT ...................    --        --         --         --           640        --        --           640
 Net income ................................    --        --         --          241        --          --        --           241
                                             -------  --------   --------   --------    --------    --------  --------    --------

BALANCE at October 29, 1995 ................    --         145    122,399     49,539        (768)     (2,000)     (862)    168,453
 Options for 108,861 common
   shares exercised ........................    --           1        934       --          --          --        --           935
 Contribution of 18,415 treasury ...........    --        --            5       --          --          --         138         143
   shares to employee benefit plan
 Issuance of 110,932 shares under
   the employee stock purchase
   plan ....................................    --           1        777       --          --          --        --           778
 Cancellation of convertible
   subordinated debentures due to
   acquisition .............................    --        --         --         --          --         2,000      --         2,000
 Loan payments from ESOT ...................    --        --         --         --           561        --        --           561
 Net income ................................    --        --         --       13,253        --          --        --        13,253
                                             -------  --------   --------   --------    --------    --------  --------    --------
BALANCE at November 3, 1996 ................ $  --    $    147   $124,115   $ 62,792    $   (207)   $   --    $   (724)   $186,123
                                             =======  ========   ========   ========    ========    ========  ========    ========

  The accompanying notes are an integral part of these financial statements.

                                 MICROAGE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS

   MicroAge, Inc. ("MicroAge") is a global systems integrator and a full-line distributor of information technology products and services. Information technology solutions offered by the Company include servers, desktops, mobile computing, mass storage, connectivity, imaging, peripherals, software, and component products. Unless the context otherwise requires, references to the "Company" include MicroAge, Inc. and its consolidated subsidiaries, which include thirteen Company-owned resellers.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

   The consolidated financial statements of the Company include the accounts of companies more than 50% owned. Investments in affiliates owned 20% to 50% are accounted for by the equity method. All material intercompany accounts and transactions have been eliminated.

Disclosures about fair value of financial instruments

   Financial instruments that are subject to fair value disclosure requirements are carried in the consolidated financial statements at amounts that approximate fair value.

Cash equivalents

   All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents. The Company did not have any cash equivalents at November 3, 1996 or October 29, 1995.

Cash overdrafts

   Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. Such amounts, aggregating $65.0 and $38.5 million at November 3, 1996 and October 29, 1995, respectively, are included as a component of accounts payable in the accompanying balance sheets.

Accounts and notes receivable

   Accounts and notes receivable are comprised of amounts due from financing companies, end-users, and resellers and are net of an allowance for doubtful accounts of $7,254,000 and $12,255,000 at November 3, 1996 and October 29, 1995,
respectively.

Inventory

   Inventory consisting of resale merchandise is stated at lower of cost (first-in, first-out method) or market. International Business Machines Corporation ("IBM") products totaling $43,231,000 and $54,083,000 included in inventory at November 3, 1996 and October 29, 1995, respectively, are subject to a reservation of the title in IBM for the purpose of assuring that such products are sold and delivered only to IBM-authorized personal computer dealers; such reservation does not prohibit the Company from granting security interests to other parties.

   During  the fiscal  year ended  November  3, 1996,  sales of COMPAQ  Computer
Corporation, Hewlett- Packard Company and IBM products accounted for approximately 22%, 20% and 14%, respectively, of the Company's revenue from sales of merchandise. The sales of no other individual vendor's products accounted for more than 10% of such revenue during the fiscal year ended November 3, 1996.

Property and equipment

   Property and equipment are recorded at cost and are depreciated on the straight-line method over their estimated useful lives. Equipment under capital lease is recorded at the lower of fair market value or the present value of future lease payments and is amortized on the straight-line method over the estimated useful life or the term of the lease, whichever is less.

                                 MICROAGE, INC.

   The following reflects the estimated lives by category of property and equipment:

          Furniture, fixtures, equipment and software     3 to 7 years
          Equipment under capital lease                   4 to 5 years
          Leasehold improvements                          3 to 5 years

   Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred.

Intangible assets

   Intangible assets are amortized over their economic lives ranging from three to fifteen years using the straight-line method. The Company periodically reviews goodwill to assess recoverability, and impairments would be recognized in operating results if a permanent reduction in value were to occur. The excess of cost over the fair value of net identifiable assets acquired is classified as goodwill and is included in intangible assets. Intangible assets are net of $5,343,000 and $4,573,000 of accumulated amortization at November 3, 1996 and October 29, 1995, respectively.

Revenue recognition

   Revenue from product sales is recognized at the time of shipment. Revenue associated with service contracts is initially recorded as deferred income (included in other liabilities) and amortized on the straight-line method over the service period of the contract.

Marketing development funds

   In general, vendors provide the Company with various incentive programs. The funds received under these programs are determined based on the Company's purchases and/or sales of the vendor's product. The funds are earned by the performance of specific marketing programs or upon completion of predetermined objectives dictated by the vendor. Once earned, the funds are applied against product cost or operating expenses.

Income taxes

   In addition to charging income for taxes paid or payable, the provision for income taxes reflects deferred income taxes resulting from changes in temporary differences between the tax bases of assets and liabilities and their reported amounts in the accompanying financial statements.

Income per common share

   Income per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and warrants using the treasury stock method. The weighted average common and common equivalent shares consist of the following:

                                                                FISCAL YEARS ENDED
                                                        -----------------------------------
                                                        NOVEMBER 3, OCTOBER 29, OCTOBER 30,
                                                           1996       1995        1994
                                                           ----       ----        ----
                                                                (IN THOUSANDS)
Primary
  Weighted average common shares ......................   14,409     14,133       12,755
  Stock options and warrants ..........................      474        205          630
                                                          ------     ------       ------
  Weighted average common and common equivalent
    shares outstanding ................................   14,883     14,338       13,385
                                                          ======     ======       ======
Fully diluted
  Weighted average shares from primary calculation ....   14,883     14,338       13,385
  Additional stock options and warrants ...............      514          4         --
                                                          ------     ------       ------
  Weighted average common and common equivalent
    shares outstanding ................................   15,397     14,342       13,385
                                                          ======     ======       ======

                                 MICROAGE, INC.

   The additional stock options and warrants in the fully diluted calculation are a result of using the market price of the Company's stock at the end of the period under the treasury stock method.

Franchising Activities

   MicroAge distributes its products and services through a network of franchised and affiliated resellers and Company-owned locations. In fiscal 1996, 193 franchised resellers were added and 203 were eliminated due to transferring to an affiliate agreement, closing or terminating their agreement, resulting in 779 franchised reseller locations at November 3, 1996. There were 13 Company-owned locations at November 3, 1996. In fiscal 1996, total revenue and total cost of sales from Company-owned locations were $403,852,000 and $360,426,000, respectively.

Postemployment Benefits

   During 1994, the Company adopted Financial Accounting Standards Board Statement No. 112 ("SFAS 112"), "Employers Accounting for Postretirement Benefits." SFAS 112 established standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to current and former employees pursuant to the terms of an employer's agreement to provide those benefits. The adoption of this statement did not have a material impact on the Company's operating results.

Reclassifications

   Certain prior year amounts have been reclassified to conform with current year financial statement presentation.

Use of Estimates

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

NOTE 3 -- FISCAL YEAR

   The Company's fiscal year ends on the Sunday nearest October 31 in each calendar year. The fiscal year ended November 3, 1996 included 53 weeks. The fiscal years ended October 29, 1995 and October 30, 1994 included 52 weeks.

NOTE 4 -- PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                   NOVEMBER 3,   OCTOBER 29,
                                                      1996          1995
                                                 ------------- -------------
                                                       (IN THOUSANDS)
Equipment, furniture, fixtures and software  .....   $ 82,528   $ 62,376
Equipment under capital lease ....................     14,179     11,876
Leasehold improvements ...........................     14,071     12,581
Land .............................................      1,839        164
                                                     --------   --------
                                                      112,617     86,997
Less: accumulated depreciation and amortization ..     59,476     41,308
                                                     --------   --------
                                                     $ 53,141   $ 45,689
                                                     ========   ========

                                 MICROAGE, INC.

NOTE 5 -- LEASES

   The following is a schedule by year of future minimum lease obligations under noncancelable leases together with the present value of the net minimum capital lease obligations as of November 3, 1996:

                                                OPERATING   CAPITAL
                                                  LEASES    LEASES
                                               ----------- ---------
                                                    (IN THOUSANDS)
Fiscal year ending in:
     1997 .....................................   $ 6,172   $ 2,557
     1998 .....................................     5,782     1,960
     1999 .....................................     5,383     1,394
     2000 .....................................     4,341       550
     2001 .....................................     3,520       410
     Thereafter ...............................    10,737        68
                                                  -------   -------
Total minimum lease obligations ...............   $35,935     6,939
                                                  =======
Less: amount representing interest ............                 926
                                                            -------
Present value of minimum lease obligations ....             $ 6,013
                                                            =======

   None of the leases contain significant restrictive provisions; however, some of the leases contain renewal options and provisions for payment by the Company of real estate taxes, insurance and maintenance costs. Total rent expense was (in thousands):

               Fiscal year ended:
                     October 30, 1994 .........   $ 6,017
                     October 29, 1995 .........     7,830
                     November 3, 1996 .........    10,175

NOTE 6 -- FINANCING ARRANGEMENTS

   The Company maintains a primary financing agreement (the "Agreement") with a financing facility of $400 million. The Agreement includes two major components: an accounts receivable facility (the "A/R Facility") and an inventory facility (the "Inventory Facility"). The Agreement expires in August 1997, but will remain in effect until 90 days after either party to the Agreement gives the other party notice of termination.

   Under the A/R Facility, the Company has the right to sell certain accounts receivable from time to time, on a limited recourse basis, up to an aggregate amount of $250 million sold at any given time. At November 3, 1996, the net amount of sold accounts receivable was $191 million, and the effective funding rate was LIBOR plus 2.1%

   The Inventory Facility provides for borrowings up to $150 million. Within the Inventory Facility, the Company has a line of credit for the purchase of inventory from selected product suppliers ("Inventory Line of Credit") of $50 million and a line of credit for general working capital requirements ("Supplemental Line of Credit") of $100 million, provided in the aggregate that the sums under the A/R Facility and the Supplemental Line of Credit may not exceed $350 million at any given time. Payments for products purchased under the Inventory Line of Credit vary depending upon the product supplier, but generally are due between 45 and 60 days from the date of the advance. No interest or finance charges are payable on the Inventory Line of Credit if payments are made when due. At November 3, 1996, the Company had $2 million outstanding under the Inventory Line of Credit (included in accounts payable in the accompanying Balance Sheet), and no amounts outstanding under the Supplemental Line of Credit.

                                 MICROAGE, INC.

   Borrowings under the Agreement are secured by substantially all of the Company's assets, and the Agreement contains certain restrictive covenants, including working capital and tangible net worth requirements, and ratios of debt to tangible net worth and current assets to current liabilities. At November 3, 1996, the Company was in compliance with these covenants.

   The Company also maintains trade credit arrangements with its vendors and other creditors to finance product purchases. Several major vendors maintain security interests in their products sold to the Company.

NOTE 7 -- LONG-TERM OBLIGATIONS

   Long-term obligations consist of the following:

                                                     NOVEMBER 3,   OCTOBER 29,
                                                        1996          1995
                                                   ------------- -------------
                                                        (IN THOUSANDS)

   Capital lease obligations ...........           $      6,013  $      5,987
   Note payable resulting from business purchase             --         1,000
                                                   ------------- -------------
                                                          6,013         6,987
   Less: current portion ...............                  2,121         2,908
                                                   ------------- -------------
                                                   $       3,892  $      4,079
                                                   ============= =============

   Following are the annual maturities of long-term obligations (in thousands):

                         Fiscal year ending in:
                                1997 ..................  $2,121
                                1998 ..................   1,691
                                1999 ..................   1,257
                                2000 ..................     491
                                2001 ..................     386
                                Thereafter ............      67
                                                         ------
                                                         $6,013
                                                         ======

NOTE 8 -- STOCKHOLDERS' EQUITY

Stock split

   On December 8, 1993, the Company's Board of Directors declared a 3-for-2 stock split effected in the form of a common stock dividend. The dividend was paid on January 13, 1994, to stockholders of record on December 20, 1993, in the amount of 0.5 shares of common stock for each share of common stock held by such stockholders. All data in the accompanying financial statements and related notes have been restated to give effect to the stock split effected in the form of a common stock dividend.

Public offering

   On June 16, 1994, the Company completed a public offering of 2,000,000 shares of common stock. The proceeds from the sale, net of issuance costs, were approximately $39,502,000.

Increase in Authorized Common Shares

   In March 1994, the Company's stockholders approved an increase in the number of authorized common shares, par value $.01 per share, from 20,000,000 shares to 40,000,000 shares.

                                 MICROAGE, INC.

Employee stock option and award plans

   During fiscal 1994, the Board of Directors and stockholders of the Company approved the adoption of the MicroAge Inc. Long-Term Incentive Plan (the "Incentive Plan") for officers and other key employees of the Company. The Incentive Plan authorizes grants of Incentive Stock Options (ISOs), Non-Qualified Stock Options (NQSOs), Stock Appreciation Rights, Performance Shares, Restricted Stock, Dividend Equivalents and other Common Stock based awards. The total number of shares of common stock available for awards under the Incentive Plan is 1,800,000.

   The Company has issued NQSOs and ISOs under the Incentive Plan at prices representing the fair market value of the Company's common stock on the date of the grant. The NQSOs and ISOs are granted for terms of five years and become exercisable on a pro-rata basis on each anniversary of the grant over a five-year period as long as the holder remains an employee of the Company. NQSOs under the Incentive Plan were also granted in fiscal 1994 to selected employees in exchange for the employees' irrevocable waiver of a specific amount of base salary or bonus otherwise payable by the Company during a specific period. The options will vest in one-third increments beginning on the January 1 which is three years following the January 1 of the calendar year in which the participant elects to waive compensation. No other awards have been made under the Incentive Plan.

   In addition to the Incentive Plan, stock options are available under four plans for grant to certain officers and employees of the Company at prices representing the fair market value of the Company's common stock on the date of the grant. Options under these plans are granted for terms of five years and become exercisable on a pro-rata basis on each anniversary date of the grant over a five-year period as long as the holder remains an employee of the Company.

   Changes during fiscal 1994, 1995 and 1996 in options outstanding under the employee stock option plans (including the Incentive Plan) were as follows:

                                                                PRICE RANGE
                                              NUMBER       ---------------------
                                            OF OPTIONS       FROM         TO
                                            ----------     ---------   ---------
Outstanding at October 31, 1993 .......       949,455      $    4.00   $   14.59
  Granted .............................       919,547      $   21.00   $   31.75
  Exercised ...........................       (74,185)     $    4.00   $    7.92
  Canceled or expired .................       (18,595)     $    4.42   $   31.75
                                           ----------
Outstanding at October 30, 1994 .......     1,776,222      $    4.42   $   31.75
  Granted .............................       162,750      $    9.25   $   11.13
  Exercised ...........................      (120,900)     $    4.42   $   10.42
  Canceled or expired .................       (46,174)     $    5.33   $   24.83
                                           ----------
Outstanding at October 29, 1995 .......     1,771,898      $    4.42   $   31.75
  Granted .............................       339,000      $    8.75   $   14.13
  Exercised ...........................       (97,125)     $    5.33   $   10.88
  Canceled or expired .................      (157,630)     $    5.33   $   31.75
                                           ----------
Outstanding at November 3, 1996 .......     1,856,143      $    4.42   $   31.75
                                           ==========
Exercisable at November 3, 1996 .......       512,225      $    4.42   $   31.75
                                           ==========

Director stock plans

   During fiscal 1989, the Board of Directors and stockholders approved a stock option plan for those Directors who are not officers or employees of the Company or its subsidiaries (the "Directors' Plan"). Under the Directors' Plan, options to purchase 1,000 shares of common stock were automatically granted, immediately following each annual meeting of stockholders, to eligible Directors. The option price is the

                                 MICROAGE, INC.

fair market value of the Company's common stock on the date of the grant. Options granted pursuant to this plan are exercisable, in full, during the period between three months from the date of grant and three years from the date of grant, and terminate on the earlier of the expiration date or six months after the date that an optionee ceases to be a Director of the Company for any reason other than death or permanent disability. As of November 3, 1996, 27,000 options had been granted under this plan at prices ranging from $8.42 to $31.88 per share. There were 7,500 options exercisable as of November 3, 1996. Options to eligible Directors may no longer be granted under the Directors' Plan. Instead, eligible Directors are granted options under the 1995 Director Plan (see below).

   In March 1995, the Board of Directors and stockholders approved an incentive plan for those Directors who are not officers or employees of the Company or its subsidiaries (the "1995 Director Plan"). Under the 1995 Director Plan, on November 1 of each year, commencing in 1995 and ending in 2004, each eligible Director will automatically be granted (i) 1,000 shares of the Company's common stock subject to certain restrictions and (ii) options to purchase 1,000 shares of the Company's common stock. The options vest over three years and are subject to certain stock price hurdles after each vesting date. As of November 3, 1996, 16,000 options had been granted under this plan at prices ranging from $8.38 to $19.38 per share. There were 6,000 options exercisable as of November 3, 1996.

   The aggregate number of shares of the Company's common stock available for awards under the 1995 Director Plan is 80,000.

Restricted stock plan

   In accordance with the provisions of a restricted stock plan approved in fiscal 1982, 45,000 shares of common stock were reserved for issuance. At November 3, 1996, 39,938 shares had been awarded under the plan, and 5,062 additional shares may be awarded under the plan.

Preferred stock purchase rights

   In February 1989, as amended in November 1994, the Company's Board of Directors adopted a Stockholder Rights Agreement (the "Rights Plan") and declared a dividend distribution of one Right for each share of the Company's common stock outstanding as of the close of business on March 7, 1989 and intends to issue one Right for each share of common stock issued between March 7, 1989 and the date of the distribution of the Rights. As amended, the Rights Plan provides that when exercisable, each Right will entitle its holder to purchase from the Company one one-hundredth (.01) of a share of Series C Junior Participating Preferred stock at a price of $19.90. The Company has reserved 500,000 preferred shares for issuance upon exercise of the Rights. Generally, the Rights become exercisable on the earlier of the date a person or group of affiliated or associated persons acquires or obtains the rights to acquire securities representing fifteen percent (15%) or more of the common stock of the Company or on the tenth day following the commencement of a tender or exchange offer which would result in the offeror beneficially owning fifteen percent (15%) or more of the Company's common stock without the prior consent of the Company. In the event that an unauthorized person or group of affiliated persons becomes the beneficial owner of fifteen percent (15%) or more of the common stock of the Company, proper provision shall be made so that each holder of a Right will have the right to receive, upon exercise thereof and the payment of the exercise price, that number of shares of common stock having a market value of two times the exercise price of the Right. The Rights will expire on February 23, 1999, unless redeemed earlier by the Company pursuant to authorization by the Board of Directors.

   Generally, in the event that the Company is involved in a merger or other business combination transaction after the Rights become exercisable, provision shall be made so that each holder of a Right shall have the right to receive, upon the exercise thereof and the payment of the exercise price, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

                                 MICROAGE, INC.

Associate Stock Purchase Plan

   In March 1995, the Board of Directors and stockholders approved an associate stock purchase plan (the "Associate Plan"). The Associate Plan provides a means for the Company's employees to authorize payroll deductions up to 10% of their earnings to be used for the periodic purchase of the Company's common stock. Under the Associate Plan, the Company will initially sell shares to participants at a price equal to the lesser of 85% of the fair market value of the common stock at the beginning of a six month subscription period or 85% of the fair market value at the end of the subscription period. The Associate Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The maximum number of shares that may be purchased under the Associate Plan is 500,000. The initial subscription period began July 1, 1995.

NOTE 9 -- OTHER EXPENSES -- NET

   Other expenses -- net consists of the following:

                                                    FISCAL YEARS ENDED
                                          -------------------------------------
                                          NOVEMBER 3,   OCTOBER 29, OCTOBER 30,
                                             1996          1995        1994
                                         -------------  ----------- -----------
                                                        (IN THOUSANDS)

Interest expense .......................... $  1,286      $  3,370    $1,263
Expenses from sales of accounts receivable.   11,438        10,468     3,274
Other .....................................      593         1,714     1,014
                                            ---------    ---------- ---------
                                            $ 13,317      $ 15,552    $5,551
                                            =========    ========== =========

NOTE 10 -- INCOME TAXES

   The provision for income taxes consists of the following:

                                                    FISCAL YEARS ENDED
                                         ---------------------------------------
                                         NOVEMBER 3,   OCTOBER 29,   OCTOBER 30,
                                            1996          1995          1994
                                         -----------   -----------   -----------
                                                     (IN THOUSANDS)
Current
     Federal ........................... $ 6,806       $  3,905      $ 10,398
     State .............................   1,721          1,065         2,416
Deferred ...............................   1,351         (4,101)       (2,186)
                                         ---------     ---------     -----------
                                         $ 9,878       $    869      $ 10,628
                                         =========     =========     ===========

   The components of deferred income tax expense (benefit) from operations are as follows:

                                                   FISCAL YEARS ENDED
                                        ----------------------------------------
                                         NOVEMBER 3,   OCTOBER 29,   OCTOBER 30,
                                            1996          1995          1994
                                        ------------- ------------- ------------
                                                     (IN THOUSANDS)

Allowance for doubtful accounts  .......  $1,440       $ (2,014)     $ (1,142)
Software development costs .............     433            247           224
Depreciation and amortization ..........    (429)          (159)         (163)
Restructuring reserves .................     358           (533)           --
Inventory valuation reserve ............    (300)          (112)       (1,382)
State deferral, net of federal benefit       168           (528)         (242)
All other -- net .......................    (319)        (1,002)          519
                                        ------------- ------------- ------------
                                          $1,351       $ (4,101)     $ (2,186)
                                        ============= ============= ============

                                 MICROAGE, INC.

   Deferred tax assets, which are recorded as a component of other assets or other current assets, are comprised of the following:

                                               NOVEMBER 3,   OCTOBER 29,
                                                 1996           1995
                                               -----------   -----------
                                                   (IN THOUSANDS)
Gross deferred tax assets:
     Depreciation and amortization ...........   $ 3,682        $ 2,007
     Allowance for doubtful accounts .........     3,265          5,208
     Inventory valuation .....................     2,729          3,067
     Deferred service revenue ................       596            593
     Restructuring reserve ...................       234            667
     Other ...................................     2,337          1,139
                                                 -------        -------
          Total gross deferred tax assets ....    12,843         12,681
                                                 -------        -------
Gross deferred tax liabilities:
     Software development ....................     1,872          1,347
     Other ...................................       471            171
                                                 -------        -------
          Total gross deferred tax liabilities     2,343          1,518
                                                 -------        -------
Net deferred tax asset .......................   $10,500        $11,163
                                                 =======        =======

   In light of the Company's history of profitable operations, management has concluded that it is more likely than not that the Company will ultimately realize the full benefit of its deferred tax assets related to future deductible items. Accordingly, the Company believes that no valuation allowance is required for the deferred tax assets in excess of deferred tax liabilities.

   The effective tax rate applied to income before income taxes differs from the expected federal statutory rate as follows:

                                                     FISCAL YEARS ENDED
                                             -----------------------------------
                                             NOVEMBER 3, OCTOBER 29, OCTOBER 30,
                                                1996      1995         1994
                                             ----------- ----------- -----------
Federal statutory rate ..........................  35.0 %    34.0 %    35.0 %
Addition (reduction) in taxes resulting from:
  State income taxes, net of federal tax benefit.   5.6      15.7       4.6
  Non-deductible meals and entertainment ........   0.7      13.8       0.1
  Goodwill amortization .........................   0.2       3.6       0.2
  Other .........................................   1.2      11.2      (0.5)
                                                  ------    ------    ------
                                                   42.7 %    78.3 %    39.4 %
                                                  ======    ======    ======

   During fiscal 1994, the Company adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach for financial accounting and reporting of income taxes. Adoption of this statement did not have a material impact on the Company's operating results.

NOTE 11 -- COMMITMENTS

   The Company has arrangements with major vendors and certain financing companies to develop inventory and accounts receivable financing facilities for certain reseller customers. These arrangements include repurchase agreements that would require the Company to repurchase inventory which might be repossessed from a reseller by the vendor or the financing company. As of November 3, 1996, such repurchases have been insignificant.
                                      A-19

                                 MICROAGE, INC.

   The Company also provides a program whereby the Company may guarantee an addition to a reseller's credit facility with certain finance companies. As of November 3, 1996 losses related to the guarantee program have been insignificant, and the Company's exposure for guaranteed amounts is not material.

NOTE 12 -- EMPLOYEE BENEFIT PLAN

   In July 1988, a deferred compensation plan (the "Savings Plan") became effective for all eligible employees of the Company under the provisions of
Section 401(k) of the Internal Revenue Code. Employees are eligible to participate after one year of service and may contribute a percentage of their salary subject to certain limitations. Subject to certain profitability requirements, the Company has historically matched 25% of the employee contribution up to a maximum employee contribution of 6%, as defined in the Savings Plan. Participants are at all times fully vested in their contributions, and the Company contributions, if any, become fully vested to the participant after five years of employment.

   In April 1989, the Company amended and restated the Savings Plan to include a leveraged Employee Stock Ownership Plan and Trust (the "ESOT") for eligible employees. The ESOT used proceeds of loans from the Company to purchase 312,500 shares and 157,827 shares of the Company's common stock for $2,396,000 and $1,105,000 during the years ended September 30, 1990 and 1989, respectively.

   The Company's stock is held by the ESOT trustee as collateral for the loans from the Company. The Company makes periodic contributions to the ESOT which are used to make loan principal and interest payments. A portion of the common stock is allocated to the accounts of participating employees annually based upon principal and interest payments. The Company, using the shares allocated method, recognized contribution expenses of $510,000, $675,000, and $694,000 during the fiscal years ended November 3, 1996, October 29, 1995 and October 30, 1994, respectively.

   The loans from the Company to the ESOT are payable in quarterly installments ending March 31,1997. Interest is payable quarterly at rates equal to 85% of prime and prime plus 0.75%. The Company's receivable from the ESOT is recorded as a separate reduction of the Company's stockholders' equity.

NOTE 13 -- NOTE RECEIVABLE -- STOCK PURCHASE AGREEMENT

   During fiscal 1994, the Company exchanged 72,728 shares of common stock for a $2,000,000 convertible subordinated debenture. During fiscal 1996, the debenture was forgiven as partial consideration in an agreement for the purchase of certain assets from the issuer.

                                 MICROAGE, INC.

NOTE 14 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

   The Company's non-cash investing and financing activities and cash payments for interest and income taxes were as follows:

                                                                  FISCAL YEARS ENDED
                                                      -----------------------------------------
                                                        NOVEMBER 3,   OCTOBER 29,   OCTOBER 30,
                                                           1996          1995          1994
                                                      ------------- ------------- -------------
                                                                    (IN THOUSANDS)
Details of acquisitions:
  Fair value of assets acquired ......................   $ 2,000      $ 1,252      $20,158
  Liabilities assumed and acquisition-related accruals   $  --        $   383      $17,549
Cash acquired ........................................   $  --        $  --        $   354
Note forgiven ........................................   $ 2,000      $  --        $  --
Purchase obligation forgiven .........................   $ 1,029      $  --        $  --

Details of other investing activities:
  Note receivable exchanged for 72,728 shares of the
    Company's stock (See Note 13) ....................   $  --        $  --        $ 2,000

Details of other financing activities:
  Capital lease obligations executed for equipment ...   $ 2,303      $ 4,726      $ 2,780

Cash paid for:
  Interest ...........................................   $ 1,286      $ 3,370      $ 1,263
  Income taxes .......................................   $ 4,903      $ 9,050      $12,449

NOTE 15 -- LITIGATION

   On July 14 through July 19, 1994, seven class action complaints were filed in the United States District Court for the District of Arizona against the Company, certain of its officers and directors, and, in three of the lawsuits, one of the underwriters of the Company's June 16, 1994 public offering of common stock. On December 5, 1994, the Court consolidated the seven actions into a single action. On February 16, 1995, plaintiffs filed and served an amended, consolidated complaint against the Company, certain officers and directors of the Company, and three of the underwriters of the Company's June 16, 1994 public offering of common stock ("the Complaint"). The Complaint purports to be brought on behalf of a class of purchasers of the Company's common stock during the period April 13, 1994 through July 14, 1994. The Complaint alleges, among other things, that the Company violated federal securities laws by making misleading public statements and omitting material facts regarding the Company's operations and financial results, which the plaintiffs contend to have artificially inflated the price of the Company's common stock during the alleged class period. The Complaint seeks unspecified compensatory damages as well as fees and costs. On April 28, 1995, the Company filed a motion to dismiss the Complaint in its entirety. On March 25, 1996, the Court dismissed the majority of the allegations contained in the Complaint. An agreement in principle has since been reached to settle the litigation, subject to reducing the settlement terms to writing and obtaining court approval thereof. The Company's contribution to the proposed settlement, after the contributions of the Company's directors and officers insurers, constitutes amounts immaterial to the Company's financial statements.

                                 MICROAGE, INC.

NOTE 16 -- RESTRUCTURING AND OTHER ONE-TIME CHARGES

   During the fourth fiscal quarter of 1995, the Company approved and implemented actions targeted at reducing expenses and improving profitability. The Company's consolidated statement of income for fiscal 1995 includes $9.0 million of pretax charges ($5.4 million net of tax benefits, or $0.38 per share) for restructuring and other one-time charges, consisting of the following (in thousands):

Charges associated with the sale of a memory distribution business ....  $5,563
Charges associated with outsourcing business function .................   1,517
Charges associated with staff reductions ..............................   1,170
Other one-time charges ................................................     779
                                                                          -----
Total restructuring and other one-time charges ........................  $9,029
                                                                          =====

   The charges associated with staff reductions consist primarily of severance pay for 219 associates. The reductions occurred in virtually all areas of the Company and were completed by October 29, 1995. The amount of benefits paid and charged against the restructuring liability as of October 29, 1995 was $1.0 million. All actions related to the restructuring were implemented as of October 29, 1995, and the liability for restructuring activities at October 29, 1995 was not material.

   The revenue and net operating results of the activities that will not be continued are as follows (in millions):

                                                       1995     1994    1993
                                                     -------- -------- ------
Revenue
  Memory distribution business ....................    $70.5    $47.1    $0.0
  Outsourced business function ....................    $ 3.5    $ 7.1    $0.3

Pretax income (loss)
  Memory distribution business ....................    $(1.7)   $(0.1)   $0.0
  Outsourced business function ....................    $(1.6)   $ 0.0    $0.2


NOTE 17 -- RECENT ACCOUNTING PRONOUNCEMENTS

   Statement of Financial Accounting Standards No. 121 -- Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed Of. Effective for fiscal years beginning after December 15, 1995, the standard establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company will implement the provisions of SFAS 121 for its fiscal year ending November 2, 1997. The Company does not believe that adoption of this Statement will have a material impact on its financial position or results of operations.

   Statement  of  Financial  Accounting  Standards  No.  123 --  Accounting  for
Stock-Based Compensation. The accounting requirements are effective for transactions entered into in fiscal years beginning after December 15, 1995. The disclosure requirements are effective for fiscal years beginning after December 31, 1995. Pro forma disclosures required for entities that elect to continue to measure compensation cost using APB Opinion No. 25 must include the effects of all awards granted in fiscal years that begin after December 15, 1994. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines the fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that

                                 MICROAGE, INC.

method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company expects to implement the disclosure provisions of SFAS No. 123 for its fiscal year ending November 2, 1997.

NOTE 18 -- SUBSEQUENT EVENT (UNAUDITED)

   On January 15, 1997, the Company completed the acquisition of a previously franchised reseller location. Under the terms of the acquisition, to be accounted for as a pooling of interests, a subsidiary of the Company exchanged 640,493 shares of the Company's common stock for all of the outstanding shares of the acquired company. The financial position and results of operations of the Company and the acquired company will be combined in fiscal 1997 retroactive to November 4, 1996. In addition, all prior periods presented will be restated to give effect to the merger. The impact of the combination on the previously reported financial position and results of operations of the Company will not be material.

                                 MICROAGE, INC.

                      MARKET FOR REGISTRANT'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

   The Company's common stock is traded in the over-the-counter market under the symbol MICA and has been quoted on the Nasdaq National Market since July 1, 1987. The following table sets forth the quarterly high and low sale prices for the common stock as reported by the Nasdaq National Market for the two most recent fiscal years:

                                            RANGE OF SALE
                                                PRICES
                                          -----------------
                                            HIGH     LOW
                                          -------- --------
               FISCAL 1995
                    First Quarter ......  $12 1/2  $10 3/4
                    Second Quarter .....  $11 3/4  $ 8 5/8
                    Third Quarter ......  $14 7/8  $ 9 13/16
                    Fourth Quarter .....  $13 1/8  $ 8 1/8

               FISCAL 1996
                    First Quarter ......  $ 9 1/2  $ 7 1/2
                    Second Quarter .....  $10 5/8  $ 9
                    Third Quarter ......  $15 3/8  $11
                    Fourth Quarter .....  $20      $12 7/16


   As of January 15, 1997, there were approximately 392 stockholders of record of the common stock. The Company believes that as of such date there were approximately 3,906 beneficial holders of the common stock.

   The Company has never declared or paid a cash dividend on its common stock and does not presently intend to do so. Future dividend policy will depend upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board of Directors.

   During fiscal 1996, the Company did not sell any equity securities that were not registered under the Securities Act of 1933, as amended.

                                 MICROAGE, INC.
                                      PROXY

The undersigned hereby appoints Jeffrey D. McKeever and James R. Daniel and each of them, proxies, with power of substitution and revocation, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of MICROAGE, INC. which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at the MicroAge, Inc. Sales Center, 3015 South Priest Drive, Tempe, Arizona 85282, on Wednesday, April 2, 1997 at 4:00 p.m., Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present:

1. ELECTION OF CLASS II DIRECTORS:

   FOR __ all the nominees listed below (except as marked to the contrary below)

   WITHHOLD __ authority to vote for all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME BELOW.

         Jeffrey D. McKeever                  Steven G. Mihaylo

2  Upon any other matter which may properly come before the meeting.

                   (continued and to be signed on other side)
                                   * * * * * *

                             [reverse side of card]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROAGE, INC. AND WILL BE VOTED FOR THE ELECTION OF DIRECTORS UNLESS MARKED TO WITHHOLD AUTHORITY AND WILL BE VOTED IN ACCORDANCE WITH ANY SPECIFICATION INDICATED HEREON; IN THE ABSENCE OF A SPECIFICATION AS TO ANY PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE SIGN AND DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


                                   The undersigned hereby revokes proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

                                                          Date: __________, 1997

                                   ----------------------------------
                                        SIGNATURE OF STOCKHOLDER


                                   (Please sign exactly as name appears on this proxy, indicating, where proper, official position or representative capacity).

                                   2400 South MicroAge Way
                                   Tempe, Arizona 85282-1896

                                   FIRST CLASS MAIL
                                   IMPORTANT: PLEASE SIGN AND RETURN PROMPTLY
                                   PROXY MATERIAL ENCLOSED